Huntington Bancshares Incorporated
Condensed Consolidated Balance Sheets
(Unaudited)

	2012	2011
(dollar amounts in thousands, except number of shares)	September 30,	December 31,
Assets
Cash and due from banks	$797,601	$1,115,968
Interest-bearing deposits in banks	65,635	90,943
Trading account securities	91,970	45,899
Loans held for sale (includes $518,659 and $343,588 respectively, measured at fair value) (1)	1,852,919	1,618,391
Available-for-sale and other securities	7,778,568	8,078,014
Held-to-maturity securities	1,582,150	640,551
Loans and leases (includes $173,639 and $296,250 respectively, measured at fair value) (2)	40,260,417	38,923,783
Allowance for loan and lease losses	(789,142)	(964,828)
Net loans and leases	39,471,275	37,958,955
Bank owned life insurance	1,586,902	1,549,783
Premises and equipment	590,750	564,429
Goodwill	444,268	444,268
Other intangible assets	143,804	175,302
Accrued income and other assets	2,037,158	2,168,149
Total assets	$56,443,000	$54,450,652
Liabilities and shareholders' equity
Liabilities
Deposits	$46,741,286	$43,279,625
Short-term borrowings	1,259,771	1,441,092
Federal Home Loan Bank advances	9,406	362,972
Other long-term debt (includes $123,039 at December 31, 2011, measured at fair value) (2)	185,613	1,231,517
Subordinated notes	1,306,273	1,503,368
Accrued expenses and other liabilities	1,133,047	1,213,978
Total liabilities	50,635,396	49,032,552
Shareholders' equity
Preferred stock - authorized 6,617,808 shares:

Series A, 8.50% fixed rate, non-cumulative perpetual convertible preferred stock, par value of $0.01, and liquidation value per share of $1,000	362,507	362,507

Series B, floating rate, non-voting, non-cumulative perpetual preferred stock, par value of $0.01, and liquidation value per share of $1,000	23,785	23,785
Common stock	8,567	8,656
Capital surplus	7,551,509	7,596,809
Less treasury shares, at cost	(10,817)	(10,255)
Accumulated other comprehensive loss	(84,542)	(173,763)
Retained (deficit) earnings	(2,043,405)	(2,389,639)
Total shareholders' equity	5,807,604	5,418,100
Total liabilities and shareholders' equity	$56,443,000	$54,450,652
Common shares authorized (par value of $0.01)	1,500,000,000	1,500,000,000
Common shares issued	856,748,584	865,584,517
Common shares outstanding	855,485,376	864,406,152
Treasury shares outstanding	1,263,208	1,178,365
Preferred shares issued	1,967,071	1,967,071
Preferred shares outstanding	398,007	398,007

(1) Amounts represent loans for which Huntington has elected the fair value option.
(2) Amounts represent certain assets and liabilities of a consolidated VIE for which Huntington has elected the fair value option.

See Notes to Unaudited Condensed Consolidated Financial Statements

1

Huntington Bancshares Incorporated

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands, except per share amounts)	2012	2011	2012	2011
Interest and fee income:
Loans and leases	$415,322	$432,788	$1,256,229	$1,300,746
Available-for-sale and other securities
Taxable	45,937	47,947	143,005	160,201
Tax-exempt	2,224	2,321	6,547	7,517
Held-to-maturity securities - taxable	5,592	5,059	14,844	6,346
Other	14,712	2,881	30,643	10,200
Total interest income	483,787	490,996	1,451,268	1,485,010
Interest expense:
Deposits	40,880	64,985	126,450	209,085
Short-term borrowings	544	932	1,685	2,737
Federal Home Loan Bank advances	135	234	690	669
Subordinated notes and other long-term debt	11,930	18,367	45,974	58,374
Total interest expense	53,489	84,518	174,799	270,865
Net interest income	430,298	406,478	1,276,469	1,214,145
Provision for credit losses	37,004	43,586	107,930	128,768
Net interest income after provision for credit losses	393,294	362,892	1,168,539	1,085,377
Service charges on deposit accounts	67,806	65,184	194,096	180,183
Trust services	29,689	29,473	90,509	90,607
Electronic banking	22,135	32,901	61,279	93,415
Mortgage banking	44,614	12,791	129,381	59,310
Brokerage	16,526	20,349	54,811	61,679
Insurance	17,792	17,220	54,051	51,564
Bank owned life insurance	14,371	15,644	42,275	48,065
Capital markets fees	11,805	11,256	35,242	26,729
Gain on sale of loans	6,591	19,097	37,492	29,060
Automobile operating lease income	2,146	5,890	8,798	22,044
Net gains on sales of securities	4,285	14	5,512	5,908
Impairment losses recognized in earnings on available-for-sale securities	(116)	(1,364)	(1,606)	(5,711)
Other income	23,423	30,104	88,366	88,418
Total noninterest income	261,067	258,559	800,206	751,271
Personnel costs	247,709	226,835	734,241	664,433
Outside data processing and other services	49,880	49,602	140,087	133,773
Net occupancy	27,599	26,967	82,152	82,288
Equipment	25,950	22,262	76,367	66,660
Deposit and other insurance expense	15,534	17,492	52,003	59,211
Marketing	20,178	22,251	58,319	59,248
Professional services	18,024	20,281	44,712	53,826
Amortization of intangibles	11,431	13,387	34,902	40,143
Automobile operating lease expense	1,619	4,386	6,656	16,656
OREO and foreclosure expense	4,982	4,668	14,038	12,997
Loss (Gain) on extinguishment of debt	1,782	—	(798)	—
Other expense	33,615	30,987	122,569	108,991
Total noninterest expense	458,303	439,118	1,365,248	1,298,226
Income before income taxes	196,058	182,333	603,497	538,422
Provision for income taxes	28,291	38,942	129,754	122,667
Net income	167,767	143,391	473,743	415,755
Dividends on preferred shares	7,983	7,703	24,016	23,110
Net income applicable to common shares	$159,784	$135,688	$449,727	$392,645
Average common shares - basic	857,871	863,911	861,543	863,542
Average common shares - diluted	863,588	867,633	866,768	867,446
Per common share:
Net income - basic	$0.19	$0.16	$0.52	$0.45
Net income - diluted	0.19	0.16	0.52	0.45
Cash dividends declared	0.04	0.04	0.12	0.06

OTTI losses for the periods presented:
Total OTTI losses	$(253)	$(6,040)	$(1,822)	$(5,711)
Noncredit-related portion of loss recognized in OCI	137	4,676	216	—
Impairment losses recognized in earnings on available-for-sale securities	$(116)	$(1,364)	$(1,606)	$(5,711)

See Notes to Unaudited Condensed Consolidated Financial Statements

2

Huntington Bancshares Incorporated

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2012	2011	2012	2011

Net income	$167,767	$143,391	$473,743	$415,755

Other comprehensive income, net of tax:
Unrealized gains on available-for-sale and other securities:
Non-credit-related impairment recoveries (losses) on debt securities not expected to be sold	6,059	(2,835)	10,123	7,201
Unrealized net gains (losses) on available-for-sale and other securities arising during the period, net of reclassification for net realized gains	36,739	28,401	57,301	85,906
Total unrealized gains on available-for-sale and other securities	42,798	25,566	67,424	93,107

Unrealized gains (losses) on cash flow hedging derivatives	5,394	13,971	12,068	16,183

Change in accumulated unrealized losses for pension and other post-retirement obligations	3,243	2,602	9,729	7,802
Other comprehensive income (loss)	51,435	42,139	89,221	117,092
Comprehensive income	$219,202	$185,530	$562,964	$532,847

See Notes to Unaudited Condensed Consolidated Financial Statements

3

Huntington Bancshares Incorporated

Condensed Consolidated Statements of Changes in Shareholders' Equity

(Unaudited)

	Preferred Stock									Accumulated
			Series B							Other	Retained
(All amounts in thousands,	Series A		Floating Rate		Common Stock		Capital	Treasury Stock		Comprehensive	Earnings
except for per share amounts)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	(Deficit)	Total
Nine Months Ended September 30, 2011
Balance, beginning of period	363	$362,507	—	$—	864,195	$8,642	$7,630,093	(876)	$(8,771)	$(197,496)	$(2,814,433)	$4,980,542
Net income											415,755	415,755
Other comprehensive income (loss)										117,092		117,092
Repurchase of warrants convertible to common stock							(49,100)					(49,100)
Cash dividends declared:
Common ($0.06 per share)											(51,869)	(51,869)
Preferred Series A ($63.75 per share)											(23,110)	(23,110)
Recognition of the fair value of share-based compensation							13,986					13,986
Other share-based compensation activity					1,010	10	(552)				(279)	(821)
Other							(337)	(254)	(1,390)		(269)	(1,996)
Balance, end of period	363	$362,507	—	$—	865,205	$8,652	$7,594,090	(1,130)	$(10,161)	$(80,404)	$(2,474,205)	$5,400,479
Nine Months Ended September 30, 2012
Balance, beginning of period	363	$362,507	35	$23,785	865,585	$8,656	$7,596,809	(1,178)	$(10,255)	$(173,763)	$(2,389,639)	$5,418,100
Net income											473,743	473,743
Other comprehensive income (loss)										89,221		89,221
Repurchases of common stock					(10,168)	(102)	(65,201)					(65,303)
Cash dividends declared:
Common ($0.12 per share)											(103,172)	(103,172)
Preferred Series A ($63.75 per share)											(23,110)	(23,110)
Preferred Series B ($25.54 per share)											(906)	(906)
Recognition of the fair value of share-based compensation							19,958					19,958
Other share-based compensation activity					1,331	13	(66)				(218)	(271)
Other							9	(85)	(562)		(103)	(656)
Balance, end of period	363	$362,507	35	$23,785	856,748	$8,567	$7,551,509	(1,263)	$(10,817)	$(84,542)	$(2,043,405)	$5,807,604

See Notes to Unaudited Condensed Consolidated Financial Statements

4

Huntington Bancshares Incorporated

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
(dollar amounts in thousands)	2012	2011
Operating activities
Net income	$473,743	$415,755
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	107,930	128,768
Depreciation and amortization	208,041	213,084
Change in current and deferred income taxes	124,173	54,280
Net sales (purchases) of trading account securities	(46,071)	99,693
Originations of loans held for sale	(2,852,920)	(1,697,186)
Principal payments on and proceeds from loans held for sale	2,724,950	2,121,284
Gain on early extinguishment of debt	(798)	—
Bargain purchase gain	(11,409)	—
Net gain on sales of securities	(5,512)	(5,908)
Impairment losses recognized in earnings on available-for-sale securities	1,606	5,711
Other, net	(49,055)	51,233
Net cash provided by (used for) operating activities	674,678	1,386,714
Investing activities
Increase (decrease) in interest bearing deposits in banks	79,398	45,052
Net cash received from acquisition	40,310	—
Proceeds from:
Maturities and calls of available-for-sale and other securities	1,389,995	1,596,552
Maturities of held-to-maturity securities	69,822	14,238
Sales of available-for-sale and other securities	830,528	2,804,769
Purchases of available-for-sale and other securities	(2,074,313)	(3,578,931)
Purchases of held-to-maturity securities	(734,740)	(204,188)
Net proceeds from sales of loans	1,799,770	1,493,056
Net loan and lease activity, excluding sales	(2,532,577)	(2,725,678)
Proceeds from sale of operating lease assets	23,634	50,461
Purchases of premises and equipment	(82,862)	(102,431)
Proceeds from sales of other real estate	26,832	48,901
Purchases of loans and leases	(451,829)	—
Other, net	3,497	(59,763)
Net cash provided by (used for) investing activities	(1,612,535)	(617,962)
Financing activities
Increase (decrease) in deposits	2,749,959	1,358,146
Increase (decrease) in short-term borrowings	(291,267)	193,901
Maturity/redemption of subordinated notes	(202,895)	(5,000)
Proceeds from Federal Home Loan Bank advances	815,000	200,000
Maturity/redemption of Federal Home Loan Bank advances	(1,213,815)	(358,509)
Maturity/redemption of long-term debt	(1,044,348)	(714,942)
Repurchase of Warrant to the Treasury	—	(49,100)
Dividends paid on preferred stock	(23,736)	(23,110)
Dividends paid on common stock	(103,400)	(27,042)
Repurchase of common stock	(65,303)	—
Other, net	(705)	(708)
Net cash provided by (used for) financing activities	619,490	573,636
Increase (decrease) in cash and cash equivalents	(318,367)	1,342,388
Cash and cash equivalents at beginning of period	1,115,968	847,888
Cash and cash equivalents at end of period	$797,601	$2,190,276
Supplemental disclosures:
Income taxes paid (refunded)	$5,581	$68,366
Interest paid	180,267	276,915
Non-cash activities
Loans transferred to loans held for sale	1,656,486	4,633
Transfer of securities to held-to-maturity from available for sale	278,748	469,070
Dividends accrued, paid in subsequent quarter	47,824	40,742

See Notes to Unaudited Condensed Consolidated Financial Statements.

5

Huntington Bancshares Incorporated

Notes to Unaudited Condensed Consolidated Financial Statements

1.   BASIS OF PRESENTATION

The accompanying Unaudited Condensed Consolidated Financial Statements of Huntington reflect all adjustments consisting of normal recurring accruals which are, in the opinion of Management, necessary for a fair presentation of the consolidated financial position, the results of operations, and cash flows for the periods presented. These Unaudited Condensed Consolidated Financial Statements have been prepared according to the rules and regulations of the SEC and, therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted. The Notes to Consolidated Financial Statements appearing in Huntington’s 2011 Form 10-K, which include descriptions of significant accounting policies, as updated by the information contained in this report, should be read in conjunction with these interim financial statements.

For statement of cash flows purposes, cash and cash equivalents are defined as the sum of “Cash and due from banks” which includes amounts on deposit with the Federal Reserve and “Federal funds sold and securities purchased under resale agreements.”

In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the Unaudited Condensed Consolidated Financial Statements or disclosed in the Notes to Unaudited Condensed Consolidated Financial Statements.

2.   ACCOUNTING STANDARDS UPDATE

ASU 2011-04 — Fair Value Measurement (Topic 820), Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The ASU amends Topic 820 to add both additional clarifications to existing fair value measurement and disclosure requirements and changes to existing principles and disclosure guidance. Clarifications were made to the relevancy of the highest and best use valuation concept, measurement of an instrument classified in an entity’s shareholders’ equity and disclosure of quantitative information about the unobservable inputs for level 3 fair value measurements. Changes to existing principles and disclosures included measurement of financial instruments managed within a portfolio, the application of premiums and discounts in fair value measurement, and additional disclosures related to fair value measurements. The updated guidance and requirements are effective for financial statements issued for the first interim or annual period beginning after December 15, 2011, and should be applied prospectively (See Note 13). The amendments did not have a material impact on Huntington’s Unaudited Condensed Consolidated Financial Statements.

ASU 2011-05 — Other Comprehensive Income (Topic 220), Presentation of Comprehensive Income. The ASU amends Topic 220 to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. An entity is also required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. The amendments do not change items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income, only the format for presentation. The updated guidance and requirements are effective for financial statements issued for the fiscal years, and the interim periods within those years, beginning after December 15, 2011. The amendments should be applied retrospectively. On October 21, 2011, the FASB exposed a proposed deferral of the requirement that companies present reclassification adjustments for each component of OCI in both net income and OCI on the face of the financial statements. See the Unaudited Condensed Consolidated Statements of Comprehensive Income. The amendment did not have a material impact on Huntington’s Unaudited Condensed Consolidated Financial Statements.

ASU 2011-10 — Property, Plant, and Equipment (Topic 360): Derecognition of In-Substance Real Estate. The ASU amends Topic 360 to clarify that when a reporting entity ceases to have a controlling financial interest (as described in ASC 810 “Consolidation”) in a subsidiary that is in-substance real estate as a result of default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance in Subtopic 360-20 to determine whether it should derecognize the in-substance real estate. The clarification is meant to eliminate diversity in practice. The amendments were effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2012. The amendments did not have a material impact on Huntington’s Unaudited Condensed Consolidated Financial Statements.

ASU 2011-11 — Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The ASU amends Topic 210 by requiring additional improved information to be disclosed regarding financial instruments and derivative instruments that are offset in accordance with the conditions under ASC 210-20-45 or ASC 810-10-45 or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective for annual and interim reporting periods beginning on or after January 1, 2013. The disclosures required by the amendments should be applied retrospectively for all comparative periods presented. Management does not believe the amendments will have a material impact on Huntington’s Unaudited Condensed Consolidated Financial Statements.

6

3.   Loans / Leases AND ALLOWANCE FOR CREDIT LOSSES

Loans and leases for which Huntington has the intent and ability to hold for the foreseeable future (at least 12 months), or until maturity or payoff, are classified in the Unaudited Condensed Consolidated Balance Sheets as loans and leases. Except for loans which are accounted for at fair value, loans and leases are carried at the principal amount outstanding, net of unamortized deferred loan origination fees and costs and net of unearned income. At September 30, 2012, and December 31, 2011, the aggregate amount of these net unamortized deferred loan origination fees and costs and net unearned income was $288.7 million and $122.5 million, respectively.

Loan and Lease Portfolio Composition

The following table provides a detailed listing of Huntington’s loan and lease portfolio at September 30, 2012, and December 31, 2011:

	September 30,	December 31,
(dollar amounts in thousands)	2012	2011
Loans and leases:
Commercial and industrial	$16,478,008	$14,699,371
Commercial real estate	5,497,157	5,825,709
Automobile	4,275,754	4,457,446
Home equity	8,380,542	8,215,413
Residential mortgage	5,192,241	5,228,276
Other consumer	436,715	497,568
Loans and leases	40,260,417	38,923,783
Allowance for loan and lease losses	(789,142)	(964,828)
Net loans and leases	$39,471,275	$37,958,955

As shown in the table above, the primary loan and lease portfolios are: C&I, CRE, automobile, home equity, residential mortgage, and other consumer. For ACL purposes, these portfolios are further disaggregated into classes. The classes within each portfolio are as follows:

Portfolio	Class

Commercial and industrial	Owner occupied
Purchased impaired
Other commercial and industrial

Commercial real estate	Retail properties
Multi family
Office
Industrial and warehouse
Purchased impaired
Other commercial real estate

Automobile	NA (1)

Home equity	Secured by first-lien
Secured by junior-lien

Residential mortgage	Residential mortgage
Purchased impaired

Other consumer	Other consumer
Purchased impaired

(1) Not applicable. The automobile loan portfolio is not further segregated into classes.

7

Fidelity Bank acquisition

(See Note 19 for additional information regarding the Fidelity Bank acquisition).

On March 30, 2012, Huntington acquired the loans of Fidelity Bank located in Dearborn, Michigan from the FDIC. Under the agreement, approximately $520.6 million of loans were transferred to Huntington.  These loans were recorded at fair value in accordance with ASC 805, “Business Combinations”. The fair values for the loans were estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms (Level 3), and reflected an estimate of probable losses and the credit risk associated with the loans.

Loans Acquired With Deteriorated Credit Quality

ASC 310-30, “Loans and Debt Securities Acquired With Deteriorated Credit Quality”, provides guidance for accounting for acquired loans that have experienced a deterioration of credit quality at the time of acquisition for which it is probable that the investor will be unable to collect all contractually required payments. The excess of cash flows expected at acquisition over the initial investment in the loan is referred to as the accretable yield and is recognized in interest income over the remaining life of the loan, or pool of loans, in situations where there is a reasonable expectation about the timing and amount of cash flows expected to be collected. The difference between the contractually required payments at acquisition and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference. Subsequent decreases to the expected cash flows will generally result in an increase to the allowance for loan and lease losses. Subsequent increases in cash flows result in reversal of any nonaccretable difference (or allowance for loan and lease losses to the extent any has been recorded) with a positive impact on interest income. The measurement of undiscounted cash flows involves assumptions and judgments for credit risk, interest rate risk, prepayment risk, default rates, loss severity, payment speeds, and collateral values. All of these factors are inherently subjective and significant changes in the cash flow estimates over the life of the loan can result.

The fair values for loans were estimated using discounted cash flow analyses, including prepayment assumptions and using interest rates currently being offered for loans with similar terms (Level 3). This value was reduced by an estimate of probable losses and the credit risk associated with the loans.

The following table presents a rollforward of the accretable yield for three-month and nine-month periods ended September 30, 2012:

	Three Months Ended	Nine Months Ended
(dollar amounts in thousands)	September 30, 2012	September 30, 2012
Balance, beginning of period	$24,761	$—
Impact of acquisition/purchase on March 30, 2012	—	27,586
Accretion	(2,982)	(5,807)
Balance, end of period	$21,779	$21,779

At September 30, 2012, there was no allowance for loan losses recorded on the purchased impaired loan portfolio and no adjustment to either the accretable or nonaccretable yield was required. The following table reflects the outstanding balance of all contractually required payments and carrying amounts of the acquired loans at September 30, 2012:

	September 30, 2012
(in thousands)	Ending Balance	Unpaid Balance
Commercial and industrial	$62,253	$90,527
Commercial real estate	133,406	224,607
Residential mortgage	2,231	4,160
Other consumer	619	922
Total	$198,509	$320,216

Loan and Lease Purchases and Sales

The following table summarizes significant portfolio loan and lease purchase and sale activity for the three-month and nine-month periods ended September 30, 2012 and 2011:

8

	Commercial	Commercial			Home	Residential	Other
(dollar amounts in thousands)	and Industrial	Real Estate	Automobile		Equity	Mortgage	Consumer	Total

Portfolio loans and leases purchased during the:
Three-month period ended September 30, 2012	$58,638	$—	$—		$—	$—	$—	$58,638
Nine-month period ended September 30, 2012	$536,139	$378,122	$—		$13,025	$62,324	$85	$989,695

Three-month period ended September 30, 2011	$—	$—	$59,578	(1)	$—	$—	$—	$59,578
Nine-month period ended September 30, 2011	$—	$—	$59,578	(1)	$—	$—	$—	$59,578

Portfolio loans and leases sold or transferred to loans held for sale during the:
Three-month period ended September 30, 2012	$65,768	$4,812	$—		$—	$—	$—	$70,580
Nine-month period ended September 30, 2012	$190,933	$52,554	$2,783,748		$—	$179,621	—	$3,206,856

Three-month period ended September 30, 2011	$48,530	$—	$1,000,033		$—	$—	$—	$1,048,563
Nine-month period ended September 30, 2011	$204,012	$56,123	$1,000,033		$—	$170,757	$—	$1,430,925

(1) Reflected the purchase of $59.6 million of automobile loans as a result of exercising a clean-up call option related to loans previously sold under Huntington's automobile loan sale program.

NALs and Past Due Loans

Loans are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date.

Any loan in any portfolio may be placed on nonaccrual status prior to the policies described below when collection of principal or interest is in doubt.

All classes within the C&I and CRE portfolios are placed on nonaccrual status at 90-days past due. Residential mortgage loans are placed on nonaccrual status at 150-days past due, with the exception of residential mortgages guaranteed by government organizations which continue to accrue interest. First-lien home equity loans are placed on nonaccrual status at 150-days past due. Junior-lien home equity loans are placed on nonaccrual status at the earlier of 120-days past due or when the related first-lien loan has been identified as nonaccrual. Automobile and other consumer loans are not placed on nonaccrual status, but are generally charged-off when the loan is 120-days past due. However, when a borrower with discharged non-reaffirmed debt in a Chapter 7 bankruptcy is identified and the loan is determined to be collateral dependent, the consumer loan is placed on nonaccrual status.

For all classes within all loan portfolios, when a loan is placed on nonaccrual status, any accrued interest income is reversed with current year accruals charged to interest income, and prior year amounts charged-off as a credit loss.

For all classes within all loan portfolios, cash receipts received on NALs are applied entirely against principal until the loan or lease has been collected in full, after which time any additional cash receipts are recognized as interest income.

Regarding all classes within the C&I and CRE portfolios, the determination of a borrower’s ability to make the required principal and interest payments is based on an examination of the borrower’s current financial statements, industry, management capabilities, and other qualitative measures. For all classes within the consumer loan portfolio, the determination of a borrower’s ability to make the required principal and interest payments is based on multiple factors, including number of days past due and, in some instances, an evaluation of the borrower’s financial condition. When, in Management’s judgment, the borrower’s ability to make required principal and interest payments resumes and collectability is no longer in doubt, the loan or lease is returned to accrual status. For these loans that have been returned to accrual status, cash receipts are applied according to the contractual terms of the loan.

9

The following table presents NALs by loan class at September 30, 2012, and December 31, 2011 (1):

	2012	2011
(dollar amounts in thousands)	September 30,	December 31,

Commercial and industrial:
Owner occupied	$60,939	$88,415
Purchased impaired	—	—
Other commercial and industrial	48,513	113,431
Total commercial and industrial	$109,452	$201,846

Commercial real estate:
Retail properties	$43,564	$58,415
Multi family	24,045	39,921
Office	23,279	33,202
Industrial and warehouse	10,286	30,119
Purchased impaired	—	—
Other commercial real estate	47,812	68,232
Total commercial real estate	$148,986	$229,889

Automobile	$11,814	$—

Home equity:
Secured by first-lien	$24,424	$20,012
Secured by junior-lien	27,230	20,675
Total home equity	$51,654	$40,687

Residential mortgage:
Residential mortgage	$123,140	$68,658
Purchased impaired	—	—
Total residential mortgages	$123,140	$68,658

Other consumer
Other consumer	$—	$—
Purchased impaired	—	—
Total other consumer	$—	$—
Total nonaccrual loans	$445,046	$541,080

(1)	September 30, 2012, figures include $63.0 million related to Chapter 7 bankruptcy loans.

10

The following table presents an aging analysis of loans and leases, including past due loans, by loan class at September 30, 2012, and December 31, 2011: (1)

September 30, 2012
							90 or more
(dollar amounts in thousands)	Past Due					Total Loans	days past due
	30-59 Days	60-89 Days	90 or more days	Total	Current	and Leases	and accruing

Commercial and industrial:
Owner occupied	$10,816	$5,476	$41,253	$57,545	$4,210,843	$4,268,388	$—
Purchased impaired	2,069	4,899	26,117	33,085	29,168	62,253	26,117
Other commercial and industrial	15,764	4,749	22,131	42,644	12,104,723	12,147,367	—
Total commercial and industrial	$28,649	$15,124	$89,501	$133,274	$16,344,734	$16,478,008	$26,117	(2)

Commercial real estate:
Retail properties	$5,769	$3,491	$22,999	$32,259	$1,511,252	$1,543,511	$—
Multi family	2,682	925	17,114	20,721	952,947	973,668	—
Office	12,265	3,275	17,733	33,273	928,377	961,650	—
Industrial and warehouse	1,557	858	4,568	6,983	621,379	628,362	—
Purchased impaired	4,741	9,741	45,131	59,613	73,793	133,406	45,131
Other commercial real estate	948	8,609	27,860	37,417	1,219,143	1,256,560	—
Total commercial real estate	$27,962	$26,899	$135,405	$190,266	$5,306,891	$5,497,157	$45,131	(2)

Automobile	$31,731	6,730	$3,857	$42,318	$4,233,436	$4,275,754	$3,857

Home equity:
Secured by first-lien	$19,696	$9,488	$32,911	$62,095	$4,151,610	$4,213,705	$9,424
Secured by junior-lien	30,085	13,065	27,248	70,398	4,096,439	4,166,837	11,919
Total home equity	$49,781	$22,553	$60,159	$132,493	$8,248,049	$8,380,542	$21,343

Residential mortgage:
Residential mortgage	$145,713	$46,646	$168,782	$361,141	$4,828,869	$5,190,010	$97,752	(3)
Purchased impaired	198	37	398	633	1,598	2,231	398
Total residential mortgage	$145,911	$46,683	$169,180	$361,774	$4,830,467	$5,192,241	$98,150

Other consumer:
Other consumer	$7,050	$1,356	$695	$9,101	$426,995	$436,096	$695
Purchased impaired	40	-	389	429	190	619	389
Total other consumer	$7,090	$1,356	$1,084	$9,530	$427,185	$436,715	$1,084

Total loans and leases	$291,122	$119,345	$459,185	$869,652	$39,390,766	$40,260,417	$195,682

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December 31, 2011
							90 or more
(dollar amounts in thousands)	Past Due					Total Loans	days past due
	30-59 Days	60-89 Days	90 or more days	Total	Current	and Leases	and accruing

Commercial and industrial:
Owner occupied	$10,607	$7,433	$58,513	$76,553	$3,936,203	$4,012,756	$—
Other commercial and industrial	32,962	7,579	60,833	101,374	10,585,241	10,686,615	—
Total commercial and industrial	$43,569	$15,012	$119,346	$177,927	$14,521,444	$14,699,371	$—

Commercial real estate:
Retail properties	$3,090	$823	$33,952	$37,865	$1,547,618	$1,585,483	$—
Multi family	5,022	1,768	28,317	35,107	908,438	943,545	—
Office	3,134	792	30,041	33,967	990,897	1,024,864	—
Industrial and warehouse	2,834	115	18,203	21,152	708,390	729,542	—
Other commercial real estate	6,894	3,625	48,739	59,258	1,483,017	1,542,275	—
Total commercial real estate	$20,974	$7,123	$159,252	$187,349	$5,638,360	$5,825,709	$—

Automobile	$42,162	$9,046	$6,265	$57,473	$4,399,973	$4,457,446	$6,265
Home equity:
Secured by first-lien	17,260	8,822	29,259	55,341	3,760,238	3,815,579	9,247
Secured by junior-lien	32,334	18,357	31,626	82,317	4,317,517	4,399,834	10,951
Residential mortgage	134,228	45,774	204,648	384,650	4,843,626	5,228,276	141,901	(4)
Other consumer	7,655	1,502	1,988	11,145	486,423	497,568	1,988

Total loans and leases	$298,182	$105,636	$552,384	$956,202	$37,967,581	$38,923,783	$170,352

(1)	NALs are included in this aging analysis based on the loan's past due status.
(2)	All amounts represent accruing purchased impaired loans related to the FDIC-assisted Fidelity Bank acquisition. Under the applicable accounting guidance (ASC 310-30), the loans were recorded at fair value upon acquisition and remain in accruing status.
(3)	Includes $87,463 thousand guaranteed by the U.S. government.
(4)	Includes $96,703 thousand guaranteed by the U.S. government.

12

Allowance for Credit Losses

Huntington maintains two reserves, both of which reflect Management’s judgment regarding the appropriate level necessary to absorb credit losses inherent in our loan and lease portfolio: the ALLL and the AULC. Combined, these reserves comprise the total ACL. The determination of the ACL requires significant estimates, including the timing and amounts of expected future cash flows on impaired loans and leases, consideration of current economic conditions, and historical loss experience pertaining to pools of homogeneous loans and leases, all of which may be susceptible to change.

The appropriateness of the ACL is based on Management’s current judgments about the credit quality of the loan portfolio. These judgments consider on-going evaluations of the loan and lease portfolio, including such factors as the differing economic risks associated with each loan category, the financial condition of specific borrowers, the level of delinquent loans, the value of any collateral and, where applicable, the existence of any guarantees or other documented support. Further, Management evaluates the impact of changes in interest rates and overall economic conditions on the ability of borrowers to meet their financial obligations when quantifying our exposure to credit losses and assessing the appropriateness of our ACL at each reporting date. In addition to general economic conditions and the other factors described above, additional factors also considered include: the impact of declining residential real estate values; the diversification of CRE loans; the development of new or expanded Commercial business segments such as Healthcare, Asset Based Lending, and Energy, and the overall condition of the manufacturing industry. Also, the ACL assessment includes the on-going assessment of credit quality metrics, and a comparison of certain ACL benchmarks to current performance. Management’s determinations regarding the appropriateness of the ACL are reviewed and approved by the Company’s board of directors.

The ALLL consists of two components: (1) the transaction reserve, which includes a loan level allocation per ASC 310-10, specific reserves related to loans considered to be impaired, and loans involved in troubled debt restructurings allocated per ASC 310-40, and (2) the general reserve. The transaction reserve component includes both (1) an estimate of loss based on pools of commercial and consumer loans and leases with similar characteristics and (2) an estimate of loss based on an impairment review of each impaired C&I and CRE loan greater than $1.0 million. For the C&I and CRE portfolios, the estimate of loss based on pools of loans and leases with similar characteristics is made by applying a PD factor and a LGD factor to each individual loan based on a continuously updated loan grade, using a standardized loan grading system. The PD factor and an LGD factor are determined for each loan grade using statistical models based on historical performance data. The PD factor considers on-going reviews of the financial performance of the specific borrower, including cash flow, debt-service coverage ratio, earnings power, debt level, and equity position, in conjunction with an assessment of the borrower’s industry and future prospects. The LGD factor considers analysis of the type of collateral and the relative LTV ratio. These reserve factors are developed based on credit migration models that track historical movements of loans between loan ratings over time and a combination of long-term average loss experience of our own portfolio and external industry data using a 24-month emergence period.

In the case of more homogeneous portfolios, such as automobile loans, home equity loans, and residential mortgage loans, the determination of the transaction reserve also incorporates PD and LGD factors. The estimate of loss is based on pools of loans and leases with similar characteristics. The PD factor considers current credit scores unless the account is delinquent, in which case a higher PD factor is used. The credit score provides a basis for understanding the borrowers past and current payment performance, and this information is used to estimate expected losses over the 12-month emergence period. The performance of first-lien loans ahead of our junior-lien loans is available to use as part of our updated score process. The LGD factor considers analysis of the type of collateral and the relative LTV ratio. Credit scores, models, analyses, and other factors used to determine both the PD and LGD factors are updated frequently to capture the recent behavioral characteristics of the subject portfolios, as well as any changes in loss mitigation or credit origination strategies, and adjustments to the reserve factors are made as required. Models utilized in the ALLL estimation process are subject to the Company’s model validation policies.

The general reserve consists of the economic reserve and risk-profile reserve components. The economic reserve component considers the potential impact of changing market and economic conditions on portfolio performance. The risk-profile component considers items unique to our structure, policies, processes, and portfolio composition, as well as qualitative measurements and assessments of the loan portfolios including, but not limited to, management quality, concentrations, portfolio composition, industry comparisons, and internal review functions.

The estimate for the AULC is determined using the same procedures and methodologies as used for the ALLL. The loss factors used in the AULC are the same as the loss factors used in the ALLL while also considering a historical utilization of unused commitments. The AULC is reflected in accrued expenses and other liabilities in the Unaudited Condensed Consolidated Balance Sheet.

The ACL is increased through a provision for credit losses that is charged to earnings, based on Management’s quarterly evaluation of the factors previously mentioned, and is reduced by charge-offs, net of recoveries, and the ACL associated with securitized or sold loans. Management did not substantially change any material aspect of the overall approach in the determination of either the ALLL or AULC, and there were no material changes in assumptions or estimation techniques compared with prior periods that impacted the determination of the current period’s ALLL and AULC. The impact of the Chapter 7 bankruptcy loans was primarily associated with NALs and NCOs, with minimal impact to the ALLL.

The following table presents ALLL and AULC activity by portfolio segment for the three-month and nine-month periods ended September 30, 2012 and 2011: (1)

13

	Commercial	Commercial		Home	Residential	Other
(dollar amounts in thousands)	and Industrial	Real Estate	Automobile	Equity	Mortgage	Consumer	Total

Three-month period ended September 30, 2012:

ALLL balance, beginning of period	$280,548	$305,391	$30,217	$135,562	$78,015	$29,913	$859,646
Loan charge-offs	(22,522)	(26,513)	(7,925)	(48,710)	(17,644)	(8,872)	(132,186)
Recoveries of loans previously charged-off	9,499	9,139	3,906	2,114	764	1,669	27,091
Provision for loan and lease losses	(10,444)	(7,641)	7,187	33,639	5,809	5,869	34,419
Allowance for loans sold or transferred to loans held for sale	—	—	(104)	—	276	—	172
ALLL balance, end of period	$257,081	$280,376	$33,281	$122,605	$67,220	$28,579	$789,142

AULC balance, beginning of period	$42,844	$5,225	$—	$2,190	$4	$715	$50,978
Provision for unfunded loan commitments and letters of credit	3,263	(125)	—	(513)	(1)	(39)	2,585
AULC balance, end of period	$46,107	$5,100	$—	$1,677	$3	$676	$53,563

ACL balance, end of period	$303,188	$285,476	$33,281	$124,282	$67,223	$29,255	$842,705

Nine-month period ended September 30, 2012:

ALLL balance, beginning of period	$275,367	$388,706	$38,282	$143,873	$87,194	$31,406	$964,828
Loan charge-offs	(79,746)	(83,662)	(20,534)	(97,058)	(41,292)	(25,946)	(348,238)
Recoveries of loans previously charged-off	22,550	26,604	12,988	5,688	3,056	5,020	75,906
Provision for loan and lease losses	38,910	(51,272)	7,784	70,102	19,200	18,099	102,823
Allowance for loans sold or transferred to loans held for sale	—	—	(5,239)	—	(938)	—	(6,177)
ALLL balance, end of period	$257,081	$280,376	$33,281	$122,605	$67,220	$28,579	$789,142

AULC balance, beginning of period	$39,658	$5,852	$—	$2,134	$1	$811	$48,456
Provision for unfunded loan commitments and letters of credit	6,449	(752)	—	(457)	2	(135)	5,107
AULC balance, end of period	$46,107	$5,100	$—	$1,677	$3	$676	$53,563

ACL balance, end of period	$303,188	$285,476	$33,281	$124,282	$67,223	$29,255	$842,705

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	Commercial	Commercial		Home	Residential	Other
(dollar amounts in thousands)	and Industrial	Real Estate	Automobile	Equity	Mortgage	Consumer	Total

Three-month period ended September 30, 2011:

ALLL balance, beginning of period	$281,016	$463,874	$55,428	$146,444	$98,992	$25,372	$1,071,126
Loan charge-offs	(28,624)	(29,621)	(8,087)	(27,916)	(13,422)	(8,229)	(115,899)
Recoveries of loans previously charged-off	10,733	5,181	4,224	1,694	1,860	1,652	25,344
Provision for loan and lease losses	22,129	(20,539)	4,565	19,394	11,544	8,774	45,867
Allowance for loans sold or transferred to loans held for sale	—	—	(6,728)	—	—	—	(6,728)
ALLL balance, end of period	$285,254	$418,895	$49,402	$139,616	$98,974	$27,569	$1,019,710

AULC balance, beginning of period	$31,341	$6,632	$—	$2,249	$1	$837	$41,060
Provision for unfunded loan commitments and letters of credit	(882)	(1,316)	—	(67)	—	(16)	(2,281)
AULC balance, end of period	$30,459	$5,316	$—	$2,182	$1	$821	$38,779

ACL balance, end of period	$315,713	$424,211	$49,402	$141,798	$98,975	$28,390	$1,058,489

Nine-month period ended September 30, 2011:

ALLL balance, beginning of period	$340,614	$588,251	$49,488	$150,630	$93,289	$26,736	$1,249,008
Loan charge-offs	(110,590)	(146,991)	(24,939)	(83,598)	(53,773)	(23,716)	(443,607)
Recoveries of loans previously charged-off	31,804	27,273	14,109	5,220	6,824	5,205	90,435
Provision for loan and lease losses	23,426	(49,638)	17,472	67,364	54,148	19,344	132,116
Allowance for loans sold or transferred to loans held for sale	—	—	(6,728)	—	(1,514)	—	(8,242)
ALLL balance, end of period	$285,254	$418,895	$49,402	$139,616	$98,974	$27,569	$1,019,710

AULC balance, beginning of period	$32,726	$6,158	$—	$2,348	$1	$894	$42,127
Provision for unfunded loan commitments and letters of credit	(2,267)	(842)	—	(166)	—	(73)	(3,348)
AULC balance, end of period	$30,459	$5,316	$—	$2,182	$1	$821	$38,779

ACL balance, end of period	$315,713	$424,211	$49,402	$141,798	$98,975	$28,390	$1,058,489

Any loan in any portfolio may be charged-off prior to the policies described below if a loss confirming event has occurred. Loss confirming events include, but are not limited to, bankruptcy (unsecured), continued delinquency, foreclosure, or receipt of an asset valuation indicating a collateral deficiency and that asset is the sole source of repayment. Additionally, discharged, collateral dependent non-reaffirmed debt in Chapter 7 bankruptcy filings will result in a charge-off to estimated collateral value, less anticipated selling costs.

C&I and CRE loans are either charged-off or written down to net realizable value at 90-days past due. Automobile loans and other consumer loans are charged-off at 120-days past due. First-lien and junior-lien home equity loans are charged-off to the estimated fair value of the collateral, less anticipated selling costs, at 150-days past due and 120-days past due, respectively. Residential mortgages are charged-off to the estimated fair value of the collateral, less anticipated selling costs, at 150-days past due.

Credit Quality Indicators

To facilitate the monitoring of credit quality for C&I and CRE loans, and for purposes of determining an appropriate ACL level for these loans, Huntington utilizes the following categories of credit grades:

Pass = Higher quality loans that do not fit any of the other categories described below.

15

OLEM = The credit risk may be relatively minor yet represent a risk given certain specific circumstances. If the potential weaknesses are not monitored or mitigated, the loan may weaken or the collateral may be inadequate to protect Huntington’s position in the future. For these reasons, Huntington considers the loans to be potential problem loans.

Substandard = Inadequately protected loans by the borrower’s ability to repay, equity, and/or the collateral pledged to secure the loan. These loans have identified weaknesses that could hinder normal repayment or collection of the debt. It is likely Huntington will sustain some loss if any identified weaknesses are not mitigated.

Doubtful = Loans that have all of the weaknesses inherent in those loans classified as Substandard, with the added elements of the full collection of the loan is improbable and that the possibility of loss is high.

The categories above, which are derived from standard regulatory rating definitions, are assigned upon initial approval of the loan or lease and subsequently updated as appropriate.

Commercial loans categorized as OLEM, Substandard, or Doubtful are considered Criticized loans. Commercial loans categorized as Substandard or Doubtful are also considered Classified loans.

For all classes within all consumer loan portfolios, each loan is assigned a specific PD factor that is partially based on the borrower’s most recent credit bureau score (FICO), which we update quarterly. A FICO credit bureau score is a credit score developed by Fair Isaac Corporation based on data provided by the credit bureaus. The FICO credit bureau score is widely accepted as the standard measure of consumer credit risk used by lenders, regulators, rating agencies, and consumers. The higher the FICO credit bureau score, the higher likelihood of repayment and therefore, an indicator of higher credit quality.

Huntington assesses the risk in the loan portfolio by utilizing numerous risk characteristics.  The classifications described above, and also presented in the table below, represent one of those characteristics that are closely monitored in the overall credit risk management processes.  The table below shows increases in FICO scores <650 for both the automobile and first-lien home equity portfolios.  These increases do not reflect a deterioration in asset quality for the portfolios, as other risk characteristics mitigate any increased level of risk associated with the FICO score distribution.

16

The following table presents each loan and lease class by credit quality indicator at September 30, 2012, and December 31, 2011:

	September 30, 2012
	Credit Risk Profile by UCS classification
(dollar amounts in thousands)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and industrial:
Owner occupied	$3,945,489	$104,330	$217,574	$995	$4,268,388
Purchased impaired	1,283	6,956	54,014	-	62,253
Other commercial and industrial	11,543,754	196,823	405,027	1,763	12,147,367
Total commercial and industrial	$15,490,526	$308,109	$676,615	$2,758	$16,478,008

Commercial real estate:
Retail properties	$1,306,360	$30,514	$206,637	$—	$1,543,511
Multi family	867,939	41,777	63,814	138	973,668
Office	838,877	33,442	89,331	-	961,650
Industrial and warehouse	569,313	11,705	47,344	—	628,362
Purchased impaired	4,830	29,993	98,510	73	133,406
Other commercial real estate	1,072,876	43,709	139,877	98	1,256,560
Total commercial real estate	$4,660,195	$191,140	$645,513	$309	$5,497,157

	Credit Risk Profile by FICO score (1)
	750+	650-749	<650	Other (2)	Total
Automobile	$2,553,258	$2,182,389	$735,651	$104,456	$5,575,754	(3)

Home equity:
Secured by first-lien	$2,441,087	$1,404,312	$348,109	$20,197	$4,213,705
Secured by junior-lien	1,943,216	1,530,622	569,785	123,214	4,166,837
Total home equity	$4,384,303	$2,934,934	$917,894	$143,411	$8,380,542

Residential mortgage:
Residential mortgage	$2,577,715	$1,795,920	$696,414	$119,961	$5,190,010
Purchased impaired	349	1,347	468	67	2,231
Total residential mortgage	$2,578,064	$1,797,267	$696,882	$120,028	$5,192,241

Other consumer:
Other consumer	$163,538	$180,968	$65,480	$26,110	$436,096
Purchased impaired	-	231	289	99	619
Total other consumer	$163,538	$181,199	$65,769	$26,209	$436,715

	December 31, 2011
	Credit Risk Profile by UCS classification
(dollar amounts in thousands)	Pass	OLEM	Substandard	Doubtful	Total
Commercial and industrial:
Owner occupied	$3,624,103	$101,897	$285,561	$1,195	$4,012,756
Other commercial and industrial	10,108,946	145,963	425,882	5,824	10,686,615
Total commercial and industrial	$13,733,049	$247,860	$711,443	$7,019	$14,699,371

Commercial real estate:
Retail properties	$1,191,471	$122,337	$271,675	$—	$1,585,483
Multi family	801,717	48,094	93,449	285	943,545
Office	896,230	67,050	61,476	108	1,024,864
Industrial and warehouse	649,165	9,688	70,621	68	729,542
Other commercial real estate	1,112,751	110,276	318,479	769	1,542,275
Total commercial real estate	$4,651,334	$357,445	$815,700	$1,230	$5,825,709

	Credit Risk Profile by FICO score (1)
	750+	650-749	<650	Other (2)	Total
Automobile	$2,635,082	$2,276,990	$707,141	$88,233	$5,707,446	(4)
Home equity:
Secured by first-lien	2,196,566	1,287,444	329,670	1,899	3,815,579
Secured by junior-lien	2,119,292	1,646,117	625,298	9,127	4,399,834
Residential mortgage	2,454,401	1,752,409	723,377	298,089	5,228,276
Other consumer	185,333	206,749	83,431	22,055	497,568

(1)	Reflects currently updated customer credit scores.
(2)	Reflects deferred fees and costs, loans in process, loans to legal entities, etc.
(3)	Includes $1,300,000 thousand of loans reflected as loans held for sale.
(4)	Includes $1,250,000 thousand of loans reflected as loans held for sale.

17

Impaired Loans

For all classes within the C&I and CRE portfolios, all loans with an outstanding balance of $1.0 million or greater are evaluated on a quarterly basis for impairment. Generally, consumer loans within any class are not individually evaluated on a regular basis for impairment. All TDRs, regardless of the outstanding balance amount, are also considered to be impaired. Also, loans acquired with evidence of deterioration of credit quality since origination for which it is probable, at acquisition, that all contractually required payments will not be collected are also considered to be impaired.

Once a loan has been identified for an assessment of impairment, the loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. This determination requires significant judgment and use of estimates, and the eventual outcome may differ significantly from those estimates.

When a loan in any class has been determined to be impaired, the amount of the impairment is measured using the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, the observable market price of the loan, or the fair value of the collateral, less anticipated selling costs, if the loan is collateral dependent. When the present value of expected future cash flows is used, the effective interest rate is the original contractual interest rate of the loan adjusted for any premium or discount. When the contractual interest rate is variable, the effective interest rate of the loan changes over time. A specific reserve is established as a component of the ALLL when a loan has been determined to be impaired. Subsequent to the initial measurement of impairment, if there is a significant change to the impaired loan's expected future cash flows, or if actual cash flows are significantly different from the cash flows previously estimated, Huntington recalculates the impairment and appropriately adjusts the specific reserve. Similarly, if Huntington measures impairment based on the observable market price of an impaired loan or the fair value of the collateral of an impaired collateral dependent loan, Huntington will adjust the specific reserve.

When a loan within any class is impaired, the accrual of interest income is discontinued unless the receipt of principal and interest is no longer in doubt. Interest income on TDRs is accrued when all principal and interest is expected to be collected under the post-modification terms. Cash receipts received on nonaccruing impaired loans within any class are generally applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income. Cash receipts received on accruing impaired loans within any class are applied in the same manner as accruing loans that are not considered impaired.

The following tables present the balance of the ALLL attributable to loans by portfolio segment individually and collectively evaluated for impairment and the related loan and lease balance at September 30, 2012, and December 31, 2011:

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	Commercial	Commercial			Residential	Other
	and Industrial	Real Estate	Automobile	Home Equity	Mortgage	Consumer	Total
ALLL at September 30, 2012:
(dollar amounts in thousands)

Portion of ending balance:

Attributable to loans purchased with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—
Attributable to loans individually evaluated for impairment	22,023	36,689	1,196	3,635	14,134	245	77,922
Attributable to loans collectively evaluated for impairment	235,058	243,687	32,085	118,970	53,086	28,334	711,220
Total ALLL balance	$257,081	$280,376	$33,281	$122,605	$67,220	$28,579	$789,142

Loans and Leases at September 30, 2012:
(dollar amounts in thousands)

Portion of ending balance:

Attributable to loans purchased with deteriorated credit quality	$62,253	$133,406	$—	$—	$2,231	$619	$198,509
Attributable to loans individually evaluated for impairment	106,554	322,277	45,533	100,519	364,053	2,757	941,693
Attributable to loans collectively evaluated for impairment	16,309,201	5,041,474	4,230,221	8,280,023	4,825,957	433,339	39,120,215
Total loans evaluated for impairment	$16,478,008	$5,497,157	$4,275,754	$8,380,542	$5,192,241	$436,715	$40,260,417

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	Commercial and Industrial	Commercial Real Estate	Automobile	Home Equity	Residential Mortgage	Other Consumer	Total
ALLL at December 31, 2011
(dollar amounts in thousands)

Portion of ending balance:

Attributable to loans individually evaluated for impairment	$30,613	$55,306	$1,393	$1,619	$16,091	$530	$105,552
Attributable to loans collectively evaluated for impairment	244,754	333,400	36,889	142,254	71,103	30,876	859,276
Total ALLL balance:	$275,367	$388,706	$38,282	$143,873	$87,194	$31,406	$964,828

Loans and Leases at December 31, 2011:
(dollar amounts in thousands)

Portion of ending balance:

Attributable to loans individually evaluated for impairment	$153,724	$387,402	$36,574	$52,593	$335,768	$6,220	$972,281
Attributable to loans collectively evaluated for impairment	14,545,647	5,438,307	4,420,872	8,162,820	4,892,508	491,348	37,951,502
Total loans evaluated for impairment	$14,699,371	$5,825,709	$4,457,446	$8,215,413	$5,228,276	$497,568	$38,923,783

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The following tables present by class the ending, unpaid principal balance, and the related ALLL, along with the average balance and interest income recognized only for loans and leases individually evaluated for impairment: (1), (2)

				Three Months Ended		Nine Months Ended
	September 30, 2012			September 30, 2012		September 30, 2012
		Unpaid			Interest		Interest
	Ending	Principal	Related	Average	Income	Average	Income
(dollar amounts in thousands)	Balance	Balance (5)	Allowance	Balance	Recognized	Balance	Recognized

With no related allowance recorded:
Commercial and industrial:
Owner occupied	$3,652	$10,099	$—	$4,702	$1	$5,310	$61
Purchased impaired	62,253	90,527	—	62,740	935	64,627	1,767
Other commercial and industrial	17,886	37,036	—	9,274	88	8,556	343
Total commercial and industrial	$83,791	$137,662	$—	$76,716	$1,024	$78,493	$2,171

Commercial real estate:
Retail properties	$58,095	$63,479	$—	$53,317	$531	$52,127	$2,007
Multi family	4,483	5,170	—	5,413	85	5,879	278
Office	8,256	10,415	—	8,695	138	4,631	191
Industrial and warehouse	16,651	19,609	—	9,779	106	8,045	312
Purchased impaired	133,406	224,607	—	134,279	2,004	138,858	3,954
Other commercial real estate	14,408	15,374	—	15,070	140	17,068	412
Total commercial real estate	$235,299	$338,654	$—	$226,553	$3,004	$226,608	$7,154

Home equity:
Secured by first-lien	$—	$—	$—	$—	$—	$—	$—
Secured by junior-lien	—	—	—	—	—	—	—
Total home equity	$—	$—	$—	$—	$—	$—	$—

Residential mortgage:
Residential mortgage	$—	$—	$—	$—	$—	$—	$—
Purchased impaired	2,231	4,160	—	2,293	34	3,947	68
Total residential mortgage	$2,231	$4,160	$—	$2,293	$34	$3,947	$68

Other consumer
Other consumer	$—	$—	$—	$—	$—	$—	$—
Purchased impaired	619	922	—	626	9	782	18
Total other consumer	$619	$922	$—	$626	$9	$782	$18

With an allowance recorded:
Commercial and industrial: (3)
Owner occupied	$41,476	$46,462	$5,678	$39,339	$303	$38,927	$998
Purchased impaired	—	—	—	—	—	—	—
Other commercial and industrial	43,540	54,747	16,345	56,377	424	77,289	1,906
Total commercial and industrial	$85,016	$101,209	$22,023	$95,716	$727	$116,216	$2,904

Commercial real estate: (4)
Retail properties	$96,085	$104,001	$16,468	$109,146	$848	$117,069	$4,032
Multi family	22,918	27,550	3,546	26,375	280	29,734	1,108
Office	16,918	22,154	3,118	10,394	52	16,954	210
Industrial and warehouse	26,402	27,972	3,180	23,854	151	24,205	504
Purchased impaired	—	—	—	—	—	—	—
Other commercial real estate	58,061	75,883	10,377	66,999	455	74,020	2,032
Total commercial real estate	$220,384	$257,560	$36,689	$236,768	$1,786	$261,982	$7,886

Automobile	$45,533	$47,525	$1,196	$39,996	$782	$38,022	$2,398

Home equity:
Secured by first-lien	$67,256	$76,166	$1,736	$59,247	$730	$49,559	$1,769
Secured by junior-lien	33,263	48,123	1,899	24,698	368	20,463	804
Total home equity	$100,519	$124,289	$3,635	$83,945	$1,098	$70,022	$2,573

Residential mortgage (6):
Residential mortgage	$364,053	$402,182	$14,134	$345,677	$2,722	$337,876	$8,525
Purchased impaired	—	—	—	—	—	—	—
Total residential mortgage	$364,053	$402,182	$14,134	$345,677	$2,722	$337,876	$8,525

Other consumer:
Other consumer	$2,757	$2,757	$245	$2,954	$19	$4,118	$78
Purchased impaired	—	—	—	—	—	—	—
Total other consumer	$2,757	$2,757	$245	$2,954	$19	$4,118	$78

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	December 31, 2011
		Unpaid
	Ending	Principal	Related
(dollar amounts in thousands)	Balance	Balance (5)	Allowance

With no related allowance recorded:
Commercial and industrial:
Owner occupied	$—	$—	$—
Other commercial and industrial	—	—	—
Total commercial and industrial	$—	$—	$—

Commercial real estate:
Retail properties	$43,970	$45,192	$—
Multi family	6,292	6,435	—
Office	1,191	1,261	—
Industrial and warehouse	8,163	9,945	—
Other commercial real estate	22,396	38,401	—
Total commercial real estate	$82,012	$101,234	$—

With an allowance recorded:
Commercial and industrial:
Owner occupied	$53,613	$77,205	$7,377
Other commercial and industrial	100,111	117,469	23,236
Total commercial and industrial	$153,724	$194,674	$30,613

Commercial real estate:
Retail properties	$129,396	$161,596	$30,363
Multi family	38,154	45,138	4,753
Office	23,568	42,287	2,832
Industrial and warehouse	29,435	47,373	3,136
Other commercial real estate	84,837	119,212	14,222
Total commercial real estate	$305,390	$415,606	$55,306

Automobile	$36,574	$36,574	$1,393
Home equity:
Secured by first-lien	35,842	35,842	626
Secured by junior-lien	16,751	16,751	993
Residential mortgage	335,768	361,161	16,091
Other consumer	6,220	6,220	530

(1)	These tables do not include loans fully charged-off.
(2)	All automobile, home equity, residential mortgage, and other consumer impaired loans included in these tables are considered impaired due to their status as a TDR.
(3)	At September 30, 2012, $43,795 thousand of the $85,016 thousand commercial and industrial loans with an allowance recorded were considered impaired due to their status as a TDR.
(4)	At September 30, 2012, $36,922 thousand of the $220,384 thousand commercial real estate loans with an allowance recorded were considered impaired due to their status as a TDR.
(5)	The differences between the ending balance and unpaid principal balance amounts represent partial charge-offs.
(6)	At September 30, 2012, $17,445 thousand of the $364,053 thousand residential mortgages loans with an allowance recorded were guaranteed by the U.S. government.

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TDR Loans

TDRs are modified loans where a concession was provided to a borrower experiencing financial difficulties. Loan modifications are considered TDRs when the concessions provided are not available to the borrower through either normal channels or other sources. However, not all loan modifications are TDRs.

TDR Concession Types

The Company’s standards relating to loan modifications consider, among other factors, minimum verified income requirements, cash flow analysis, and collateral valuations. Each potential loan modification is reviewed individually and the terms of the loan are modified to meet a borrower’s specific circumstances at a point in time. Commercial loan modifications, including those classified as TDRs, are reviewed and approved by our SAD. The types of concessions provided to borrowers include:

•	Interest rate reduction: A reduction of the stated interest rate to a nonmarket rate for the remaining original life of the debt.

•	Amortization or maturity date change beyond what the collateral supports, including any of the following:

(1)	Lengthens the amortization period of the amortized principal beyond market terms. This concession reduces the minimum monthly payment and increases the amount of the balloon payment at the end of the term of the loan. Principal is generally not forgiven.
(2)	Reduces the amount of loan principal to be amortized. This concession also reduces the minimum monthly payment and increases the amount of the balloon payment at the end of the term of the loan. Principal is generally not forgiven.
(3)	Extends the maturity date or dates of the debt beyond what the collateral supports. This concession generally applies to loans without a balloon payment at the end of the term of the loan.

•	Chapter 7 bankruptcy: A bankruptcy court’s discharge of a borrower’s debt is considered a concession when the borrower does not reaffirm the discharged debt.

•	Other: A concession that is not categorized as one of the concessions described above. These concessions include, but are not limited to: principal forgiveness, collateral concessions, covenant concessions, and reduction of accrued interest. Principal forgiveness may result from any TDR modification of any concession type. However, the aggregate amount of principal forgiven as a result of loans modified as TDRs during the three-month and nine-month periods ended September 30, 2012 and 2011, was not significant.

TDRs by Loan Type

Following is a description of TDRs by the different loan types:

Commercial loan TDRs – Commercial accruing TDRs often result from loans receiving a concession with terms that are not considered a market transaction to Huntington. The TDR remains in accruing status as long as the customer is less than 90-days past due on payments per the restructured loan terms and no loss is expected.

Commercial nonaccrual TDRs result from either: (1) an accruing commercial TDR being placed on nonaccrual status, or (2) a workout where an existing commercial NAL is restructured and a concession was given. At times, these workouts restructure the NAL so that two or more new notes are created. The primary note is underwritten based upon our normal underwriting standards and is sized so projected cash flows are sufficient to repay contractual principal and interest. The terms on the secondary note(s) vary by situation, and may include notes that defer principal and interest payments until after the primary note is repaid. Creating two or more notes often allows the borrower to continue a project or weather a temporary economic downturn and allows Huntington to right-size a loan based upon the current expectations for a borrower’s or project’s performance.

Our strategy involving TDR borrowers includes working with these borrowers to allow them to refinance elsewhere, as well as allow them time to improve their financial position and remain our customer through refinancing their notes according to market terms and conditions in the future.  A refinancing or modification of a loan occurs when either the loan matures according to the terms of the TDR-modified agreement or the borrower requests a change to the loan agreements. At that time, the loan is evaluated to determine if it is creditworthy. It is subjected to the normal underwriting standards and processes for other similar credit extensions, both new and existing.

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In accordance with ASC 310-20-35, the refinanced note is evaluated to determine if it is considered a new loan or a continuation of the prior loan.  A new loan is considered for removal of the TDR designation, whereas a continuation of the prior note requires a continuation of the TDR designation.  In order for a TDR designation to be removed, the borrower must no longer be experiencing financial difficulties and the terms of the refinanced loan must not represent a concession.

Residential Mortgage loan TDRs – Residential mortgage TDRs represent loan modifications associated with traditional first-lien mortgage loans in which a concession has been provided to the borrower. The primary concessions given to residential mortgage borrowers are amortization or maturity date changes and interest rate reductions. Residential mortgages identified as TDRs involve borrowers unable to refinance their mortgages through the Company’s normal mortgage origination channels or through other independent sources. Some, but not all, of the loans may be delinquent.

Automobile, Home Equity, and Other Consumer loan TDRs – The Company may make similar interest rate, term, and principal concessions as with residential mortgage loan TDRs.

TDR Impact on Credit Quality

Huntington’s ALLL is largely driven by updated risk ratings assigned to commercial loans, updated borrower credit scores on consumer loans, and borrower delinquency history in both the commercial and consumer portfolios. These updated risk ratings and credit scores consider the default history of the borrower, including payment redefaults. As such, the provision for credit losses is impacted primarily by changes in borrower payment performance rather than the TDR classification. TDRs can be classified as either accrual or nonaccrual loans. Nonaccrual TDRs are included in NALs whereas accruing TDRs are excluded from NALs as it is probable that all contractual principal and interest due under the restructured terms will be collected.

Our TDRs may include multiple concessions and the disclosure classifications are presented based on the primary concession provided to the borrower. The majority of our concessions for the C&I and CRE portfolios are the extension of the maturity date coupled with an increase in the interest rate. In these instances, the primary concession is the maturity date extension.

TDR concessions may also result in the reduction of the ALLL within the C&I and CRE portfolios. This reduction is derived from payments and the resulting application of the reserve calculation within the ALLL.  The transaction reserve for non-TDR C&I and CRE loans is calculated based upon several estimated probability factors, such as PD and LGD, both of which were previously discussed above.  Upon the occurrence of a TDR in our C&I and CRE portfolios, the reserve is measured based on discounted expected cash flows of the modified loan in accordance with ASC 310-10.  The resulting TDR ALLL calculation often results in a lower ALLL amount because (1) the discounted expected cash flows indicate a lower estimated loss, (2) if the modification includes a rate increase, the discounting of the cash flows on the modified loan, using the pre-modification interest rate, exceeds the carrying value of the loan, or (3) payments may occur as part of the modification. The ALLL for C&I and CRE loans may increase as a result of the modification, as the discounted cash flow analysis may indicate additional reserves are required.

TDR concessions on consumer loans may increase the ALLL.  The concessions made to these borrowers often include interest rate reductions, and therefore, the TDR ALLL calculation results in a greater ALLL compared with the non-TDR calculation as the reserve is measured based on the estimation of the discounted expected cash flows on the modified loan in accordance with ASC 310-10. The resulting TDR ALLL calculation often results in a higher ALLL amount because (1) the discounted expected cash flows indicate a higher estimated loss or, (2) due to the rate decrease, the discounting of the cash flows on the modified loan, using the pre-modification interest rate, indicates a reduction in the expected cash flows. In certain instances, the ALLL may decrease as a result of payments made in connection with the modification.

Commercial loan TDRs – In instances where the bank substantiates that it will collect its outstanding balance in full, the note is considered for return to accrual status upon the borrower sustaining sufficient cash flows for a six-month period of time. This six-month period could extend before or after the restructure date. If a charge-off was taken as part of the restructuring, any interest or principal payments received on that note are applied to first reduce the bank’s outstanding book balance and then to recoveries of charged-off principal, unpaid interest, and/or fee expenses.

Residential Mortgage, Automobile, Home Equity, and Other Consumer loan TDRs – Modified loans identified as TDRs are aggregated into pools for analysis. Cash flows and weighted average interest rates are used to calculate impairment at the pooled-loan level. Once the loans are aggregated into the pool, they continue to be classified as TDRs until contractually repaid or charged-off.

Residential mortgage loans not guaranteed by a U.S. government agency such as the FHA, VA, and the USDA, including TDR loans, are reported as accrual or nonaccrual based upon delinquency status. Nonaccrual TDRs are those that are greater than 150-days contractually past due. Loans guaranteed by U.S. government organizations continue to accrue interest upon delinquency.

The following tables present by class and by the reason for the modification, the number of contracts, post-modification outstanding balance, and the financial effects of the modification for the three-month and nine-month periods ended September 30, 2012 and 2011:

24

		New Troubled Debt Restructurings During The Three-Month Period Ended (1)
		September 30, 2012			September 30, 2011
			Post-modification			Post-modification
			Outstanding			Outstanding
(dollar amounts in thousands)		Number of	Ending	Financial effects	Number of	Ending	Financial effects
		Contracts	Balance	of modification(2)	Contracts	Balance	of modification (2)

C&I - Owner occupied:	(3)

Interest rate reduction		7	$4,292	$13	3	$638	$(70)
Amortization or maturity date change		23	5,271	(49)	16	11,023	(1,085)
Other		5	1,410	(153)	2	729	(1)
Total C&I - Owner occupied		35	$10,973	$(189)	21	$12,390	$(1,156)

C&I - Other commercial and industrial:	(3)

Interest rate reduction		6	$2,029	$(261)	6	$18,292	$1,225
Amortization or maturity date change		20	12,393	(432)	11	2,175	13
Other		10	3,523	136	2	3,027	64
Total C&I - Other commercial and industrial		36	$17,945	$(557)	19	$23,494	$1,302

CRE - Retail properties:	(3)

Interest rate reduction		—	$—	$—	2	$19,883	$5,603
Amortization or maturity date change		1	116	(2)	7	17,984	4,012
Other		1	276	(1)	1	2,595	5
Total CRE - Retail properties		2	$392	$(3)	10	$40,462	$9,620

CRE - Multi family:	(3)

Interest rate reduction		8	$809	$(22)	4	$1,275	$103
Amortization or maturity date change		12	1,216	51	1	1,066	(51)
Other		1	343	(8)	—	—	—
Total CRE - Multi family		21	$2,368	$21	5	$2,341	$52

CRE - Office:	(3)

Interest rate reduction		1	$2,039	$(599)	—	$—	$—
Amortization or maturity date change		2	9,632	(36)	—	—	—
Other		—	—	—	—	—	—
Total CRE - Office		3	$11,671	$(635)	—	$—	$—

CRE - Industrial and warehouse:	(3)

Interest rate reduction		1	$1,600	$(224)	—	$—	$—
Amortization or maturity date change		7	31,577	(3,729)	2	229	(2)
Other		—	—	—	1	2,147	(937)
Total CRE - Industrial and Warehouse		8	$33,177	$(3,953)	3	$2,376	$(939)

CRE - Other commercial real estate:	(3)

Interest rate reduction		2	$755	$(72)	10	$7,834	$(374)
Amortization or maturity date change		10	13,454	383	12	31,470	(211)
Other		3	199	111	2	2,489	—
Total CRE - Other commercial real estate		15	$14,408	$422	24	$41,793	$(585)

Automobile:	(4)

Interest rate reduction		7	$51	$—	12	$147	$3
Amortization or maturity date change		501	3,533	(30)	822	7,687	(68)
Chapter 7 bankruptcy		1,978	11,666	1,754	—	—	—
Other		—	—	—	—	—	—
Total Automobile		2,486	$15,250	$1,724	834	$7,834	$(65)

Residential mortgage:	(5)

Interest rate reduction		8	$1,300	$59	2	$181	$—
Amortization or maturity date change		113	16,234	117	164	22,120	649
Chapter 7 bankruptcy		528	39,352	4,527	—	—	—
Other		6	663	41	5	600	33
Total Residential mortgage		655	$57,549	$4,744	171	$22,901	$682

First-lien home equity:	(6)

Interest rate reduction		47	$6,837	$1,185	48	$5,857	$1,016
Amortization or maturity date change		31	2,928	28	49	5,820	111
Chapter 7 bankruptcy		177	7,461	4,203	—	—	—
Other		—	—	—	—	—	—
Total First-lien home equity		255	$17,226	$5,416	97	$11,677	$1,127

Junior-lien home equity:	(7)

Interest rate reduction		15	$1,273	$226	55	$2,992	$22
Amortization or maturity date change		40	1,586	(40)	44	1,631	40
Chapter 7 bankruptcy		1,198	12,366	17,781	—	—	—
Other		7	285	—	—	—	—
Total Junior-lien home equity		1,260	$15,510	$17,967	99	$4,623	$62

Other consumer:	(8)

Interest rate reduction		7	$65	$9	6	$561	$48
Amortization or maturity date change		4	25	—	50	348	(18)
Chapter 7 bankruptcy		12	148	—	—	—	—
Other		—	—	—	—	—	—
Total Other consumer		23	$238	$9	56	$909	$30

Total new troubled debt restructurings		4,799	$196,707	$24,966	1,339	$170,800	$10,130

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		New Troubled Debt Restructurings During The Nine-Month Period Ended (1)
		September 30, 2012			September 30, 2011
			Post-modification			Post-modification
			Outstanding			Outstanding
(dollar amounts in thousands)		Number of	Ending	Financial effects	Number of	Ending	Financial effects
		Contracts	Balance	of modification(2)	Contracts	Balance	of modification(2)

C&I - Owner occupied:

Interest rate reduction	(3)	21	$9,260	$145	27	$12,240	$(748)
Amortization or maturity date change		70	16,305	522	35	19,294	(1,759)
Other		13	4,181	1,105	4	3,072	242
Total C&I - Owner occupied		104	$29,746	$1,772	66	$34,606	$(2,265)

C&I - Other commercial and industrial:	(3)

Interest rate reduction		23	$7,095	$1	18	$21,382	$11
Amortization or maturity date change		91	36,403	(1,270)	41	23,145	(156)
Other		28	34,524	201	17	25,421	(3,123)
Total C&I - Other commercial and industrial		142	$78,022	$(1,068)	76	$69,948	$(3,268)

CRE - Retail properties:	(3)

Interest rate reduction		8	$6,027	$957	8	$46,534	$4,359
Amortization or maturity date change		11	3,166	(23)	14	25,689	6,358
Other		1	276	(1)	6	14,253	1,289
Total CRE - Retail properties		20	$9,469	$933	28	$86,476	$12,006

CRE - Multi family:	(3)

Interest rate reduction		10	$1,143	$(27)	10	$4,378	$(8)
Amortization or maturity date change		25	2,913	(20)	5	2,256	25
Other		7	7,961	668	—	—	—
Total CRE - Multi family		42	$12,017	$621	15	$6,634	$17

CRE - Office:	(3)

Interest rate reduction		4	$4,155	$(236)	3	$1,505	$258
Amortization or maturity date change		6	11,208	327	2	1,238	83
Other		3	306	—	—	—	—
Total CRE - Office		13	$15,669	$91	5	$2,743	$341

CRE - Industrial and warehouse:	(3)

Interest rate reduction		2	$4,600	$(220)	1	$2,165	$(299)
Amortization or maturity date change		13	34,350	(3,850)	6	19,300	(5,446)
Other		—	—	—	1	2,147	(937)
Total CRE - Industrial and Warehouse		15	$38,950	$(4,070)	8	$23,612	$(6,682)

CRE - Other commercial real estate:	(3)

Interest rate reduction		9	$2,792	$(288)	15	$17,893	$(1,180)
Amortization or maturity date change		38	66,007	4,145	48	103,120	(2,022)
Other		5	9,634	(1,893)	5	8,199	19
Total CRE - Other commercial real estate		52	$78,433	$1,964	68	$129,212	$(3,183)

Automobile:	(4)

Interest rate reduction		28	$271	$4	14	$186	$3
Amortization or maturity date change		1,401	9,813	(73)	1,534	13,832	(113)
Chapter 7 bankruptcy		1,978	11,666	1,754	—	—	—
Other		—	—	—	—	—	—
Total Automobile		3,407	$21,750	$1,685	1,548	$14,018	$(110)

Residential mortgage:	(5)

Interest rate reduction		12	$7,466	$10	8	$6,604	$(589)
Amortization or maturity date change		318	42,326	1,051	499	67,351	2,289
Chapter 7 bankruptcy		528	39,352	4,527	—	—	—
Other		6	663	41	18	3,555	115
Total Residential mortgage		864	$89,807	$5,629	525	$77,510	$1,815

First-lien home equity:	(6)

Interest rate reduction		177	$21,841	$3,666	95	$11,836	$1,899
Amortization or maturity date change		57	5,825	23	75	9,073	587
Chapter 7 bankruptcy		177	7,461	4,203	—	—	—
Other		—	—	—	—	—	—
Total First-lien home equity		411	$35,127	$7,892	170	$20,909	$2,486

Junior-lien home equity:	(7)

Interest rate reduction		52	$2,749	$443	109	$5,480	$287
Amortization or maturity date change		59	2,458	(57)	89	2,975	59
Chapter 7 bankruptcy		1,198	12,366	17,781	—	—	—
Other		7	288	—	—	—	—
Total Junior-lien home equity		1,316	$17,861	$18,167	198	$8,455	$346

Other consumer:	(8)

Interest rate reduction		12	$228	$23	11	$837	$73
Amortization or maturity date change		15	352	30	57	363	(19)
Chapter 7 bankruptcy		12	148	—	—	—	—
Other		—	—	—	—	—	—
Total Other consumer		39	$728	$53	68	$1,200	$54

Total new troubled debt restructurings		6,425	$427,579	$33,669	2,775	$475,323	$1,557

26

(1)	TDRs may include multiple concessions and the disclosure classifications are based on the primary concession provided to the borrower.
(2)	Amount represents the financial impact via provision for loan and lease losses as a result of the modification.
(3)	Post-modification balances approximate pre-modification balances. The aggregate amount of charge-offs as a result of a restructuring are not significant.
(4)	Chapter 7 bankruptcy pre-modification balances were impacted by $2.0 million of charge-offs.
(5)	Chapter 7 bankruptcy pre-modification balances were impacted by $7.9 million of charge-offs.
(6)	Chapter 7 bankruptcy pre-modification balances were impacted by $4.3 million of charge-offs.
(7)	Chapter 7 bankruptcy pre-modification balances were impacted by $18.8 million of charge-offs.
(8)	Chapter 7 bankruptcy pre-modification balances were not significantly impacted by charge-offs.

Any loan within any portfolio or class is considered as payment redefaulted at 90-days past due.

The following tables present TDRs that have defaulted within one year of modification during the three-month and nine-month periods ended September 30, 2012 and 2011:

	Troubled Debt Restructurings That Have Redefaulted
	Within One Year Of Modification During The Three Months Ended
	September 30, 2012			September 30, 2011(1)
(dollar amounts in thousands)	Number of	Ending		Number of	Ending
	Contracts	Balance		Contracts	Balance

C&I - Owner occupied:

Interest rate reduction	2	$239		—	$—
Amortization or maturity date change	4	489		3	3,224
Other	—	—		—	—
Total C&I - Owner occupied	6	$728		3	$3,224

C&I - Other commercial and industrial:

Interest rate reduction	—	$—		—	$—
Amortization or maturity date change	3	84		2	9,300
Other	—	—		—	—
Total C&I - Other commercial and industrial	3	$84		2	$9,300

CRE - Retail Properties:

Interest rate reduction	—	$—		—	$—
Amortization or maturity date change	—	—		—	—
Other	—	—		—	—
Total CRE - Retail properties	—	$—		—	$—

CRE - Multi family:

Interest rate reduction	—	$—		2	$812
Amortization or maturity date change	—	—		—	—
Other	—	—		—	—
Total CRE - Multi family	—	$—		2	$812

CRE - Office:

Interest rate reduction	—	$—		—	$—
Amortization or maturity date change	—	—		—	—
Other	—	—		—	—
Total CRE - Office	—	$—		—	$—

CRE - Industrial and Warehouse:

Interest rate reduction	—	$—		—	$—
Amortization or maturity date change	—	—		2	229
Other	—	—		—	—
Total CRE - Industrial and Warehouse	—	$—		2	$229

CRE - Other commercial real estate:

Interest rate reduction	—	$—		2	$132
Amortization or maturity date change	—	—		—	—
Other	—	—		—	—
Total CRE - Other commercial real estate	—	$—		2	$132

Automobile:

Interest rate reduction	1	$—		—	$—
Amortization or maturity date change	20	—		41	—
Other	—	—		—	—
Total Automobile	21	$—	(2)	41	$—	(2)

Residential mortgage:

Interest rate reduction	—	$—		1	$65
Amortization or maturity date change	18	2,422		22	2,276
Chapter 7 bankruptcy	17	1,760		—	—
Other	1	106		1	149
Total Residential mortgage	36	$4,288		24	$2,490

First-lien home equity:

Interest rate reduction	—	$—		—	$—
Amortization or maturity date change	4	489		—	—
Other	—	—		—	—
Total First-lien home equity	4	$489		—	$—

Junior-lien home equity:

Interest rate reduction	—	$—		—	$—
Amortization or maturity date change	1	20		—	—
Other	—	—		—	—
Total Junior-lien home equity	1	$20		—	$—

Other consumer:

Interest rate reduction	—	$—		—	$—
Amortization or maturity date change	—	—		—	—
Other	—	—		—	—
Total Other consumer	—	$—	(3)	—	$—	(3)

Total troubled debt restructurings with subsequent redefault	71	$5,609		76	$16,187

27

	Troubled Debt Restructurings That Have Redefaulted
	Within One Year of Modification During The Nine Months Ended
	September 30, 2012			September 30, 2011(1)
(dollar amounts in thousands)	Number of	Ending		Number of	Ending
	Contracts	Balance		Contracts	Balance

C&I - Owner occupied:

Interest rate reduction	3	$1,237		9	$3,850
Amortization or maturity date change	10	1,085		7	4,072
Other	—	—		2	2,352
Total C&I - Owner occupied	13	$2,322		18	$10,274

C&I - Other commercial and industrial:

Interest rate reduction	3	$401		1	$193
Amortization or maturity date change	12	558		6	9,932
Other	3	387		—	—
Total C&I - Other commercial and industrial	18	$1,346		7	$10,125

CRE - Retail Properties:

Interest rate reduction	—	$—		—	$—
Amortization or maturity date change	2	372		1	796
Other	—	—		—	—
Total CRE - Retail properties	2	$372		1	$796

CRE - Multi family:

Interest rate reduction	2	$1,236		4	$1,180
Amortization or maturity date change	1	117		2	465
Other	—	—		—	—
Total CRE - Multi family	3	$1,353		6	$1,645

CRE - Office:

Interest rate reduction	—	$—		1	$116
Amortization or maturity date change	—	—		1	334
Other	—	—		—	—
Total CRE - Office	—	$—		2	$450

CRE - Industrial and Warehouse:

Interest rate reduction	—	$—		—	$—
Amortization or maturity date change	—	—		7	2,581
Other	—	—		—	—
Total CRE - Industrial and Warehouse	—	$—		7	$2,581

CRE - Other commercial real estate:

Interest rate reduction	1	$898		7	$2,214
Amortization or maturity date change	4	646		10	2,037
Other	—	—		—	—
Total CRE - Other commercial real estate	5	$1,544		17	$4,251

Automobile:

Interest rate reduction	4	$—		1	$—
Amortization or maturity date change	123	—		112	—
Other	—	—		—	—
Total Automobile	127	$—	(4)	113	$—	(4)

Residential mortgage:

Interest rate reduction	1	$29		2	$221
Amortization or maturity date change	76	10,866		51	5,544
Chapter 7 bankruptcy	17	1,761		—	—
Other	5	523		5	757
Total Residential mortgage	99	$13,179		58	$6,522

First-lien home equity:

Interest rate reduction	9	$821		—	$—
Amortization or maturity date change	5	503		3	121
Other	—	—		—	—
Total First-lien home equity	14	$1,324		3	$121

Junior-lien home equity:

Interest rate reduction	2	$112		2	$153
Amortization or maturity date change	3	99		5	249
Other	—	—		—	—
Total Junior-lien home equity	5	$211		7	$402

Other consumer:

Interest rate reduction	1	$—		—	$—
Amortization or maturity date change	3	—		2	11
Other	—	—		—	—
Total Other consumer	4	$—	(5)	2	$11	(5)

Total troubled debt restructurings with subsequent redefault	290	$21,651		241	$37,178

28

(1)	Subsequent redefault is defined as a payment redefault within 12 months of the restructuring date. Payment redefault is defined as 90-days past due for any loan in any portfolio or class. Any loan in any portfolio or class may be considered to be in payment redefault prior to the guidelines noted above when collection of principal or interest is in doubt.
(2)	Automobile loans are charged-off at time of subsequent redefault. During the three-month periods ended September 30, 2012, and September 30, 2011, $103 thousand and $220 thousand, respectively, of total automobile loans were charged-off at the time of subsequent redefault.
(3)	Other consumer loans are charged-off at time of subsequent redefault. During the three-month periods ended September 30, 2012, and September 30, 2011, no amount of total other consumer loans were charged-off at the time of subsequent redefault.
(4)	Automobile loans are charged-off at time of subsequent redefault. During the nine-month periods ended September 30, 2012, and September 30, 2011, $749 thousand and $813 thousand, respectively, of total automobile loans were charged-off at the time of subsequent redefault.
(5)	Other consumer loans are charged-off at time of subsequent redefault. During the nine-month periods ended September 30, 2012, and September 30, 2011, $62 thousand and $11 thousand, respectively, of total other consumer loans were charged-off at the time of subsequent redefault.

Pledged Loans and Leases

At September 30, 2012, the Bank has access to the Federal Reserve’s discount window and advances from the FHLB – Cincinnati. As of September 30, 2012, these borrowings and advances are secured by $18.9 billion of loans and securities.

29

4. AVAILABLE-FOR-SALE AND OTHER Securities

Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of available-for-sale and other securities at September 30, 2012 and December 31, 2011:

	September 30, 2012		December 31, 2011
	Amortized		Amortized
(dollar amounts in thousands)	Cost	Fair Value	Cost	Fair Value
U.S. Treasury:
Under 1 year	$—	$—	$—	$—
1-5 years	51,280	52,030	51,773	52,672
6-10 years	508	541	509	532
Over 10 years	—	—	—	—
Total U.S. Treasury	51,788	52,571	52,282	53,204
Federal agencies: mortgage-backed securities:
Under 1 year	2	2	—	—
1-5 years	193,873	197,245	218,410	219,055
6-10 years	453,302	471,319	400,105	409,521
Over 10 years	3,802,732	3,900,036	3,760,108	3,836,316
Total Federal agencies: mortgage-backed securities	4,449,909	4,568,602	4,378,623	4,464,892
Other agencies:
Under 1 year	2,499	2,558	101,346	101,656
1-5 years	303,776	313,516	611,047	620,639
6-10 years	46,524	48,073	12,333	13,249
Over 10 years	—	—	—	—
Total other agencies	352,799	364,147	724,726	735,544
Total U.S. Government backed agencies	4,854,496	4,985,320	5,155,631	5,253,640
Municipal securities:
Under 1 year	276	277	—	—
1-5 years	175,839	181,037	186,250	190,228
6-10 years	195,193	203,733	98,801	104,857
Over 10 years	89,385	90,578	109,811	112,641
Total municipal securities	460,693	475,625	394,862	407,726
Private-label CMO:
Under 1 year	—	—	—	—
1-5 years	—	—	—	—
6-10 years	8,560	8,702	11,740	11,783
Over 10 years	71,945	67,080	72,858	60,581
Total private-label CMO	80,505	75,782	84,598	72,364
Asset-backed securities:
Under 1 year	—	—	—	—
1-5 years	567,975	576,772	644,080	646,315
6-10 years	204,519	210,504	197,940	199,075
Over 10 years	306,293	186,343	258,270	121,698
Total asset-backed securities (1)	1,078,787	973,619	1,100,290	967,088
Covered bonds:
Under 1 year	—	—	—	—
1-5 years	282,448	291,965	510,937	504,045
6-10 years	—	—	—	—
Over 10 years	—	—	—	—
Total covered bonds	282,448	291,965	510,937	504,045
Corporate debt:
Under 1 year	27,439	27,808	501	518
1-5 years	480,902	488,622	383,909	379,657
6-10 years	121,962	126,535	148,896	148,708
Over 10 years	10,154	10,324	—	—
Total corporate debt	640,457	653,289	533,306	528,883
Other:
Under 1 year	3,150	3,146	1,900	1,900
1-5 years	750	750	2,250	2,234
6-10 years	—	—	—	—
Over 10 years	—	—	—	—
Non-marketable equity securities	301,464	301,464	286,515	286,515
Marketable equity securities	17,293	17,608	53,665	53,619
Total other	322,657	322,968	344,330	344,268
Total available-for-sale and other securities	$7,720,043	$7,778,568	$8,123,954	$8,078,014

(1) Amounts at September 30, 2012 and December 31, 2011 include automobile asset backed securities with a fair value of $33 million and $145 million, respectively, which meet the eligibility requirements for the Term Asset-Backed Securities Loan Facility, or "TALF," administered by the Federal Reserve Bank of New York.

30

Other securities at September 30, 2012 and December 31, 2011 include $165.6 million of stock issued by the FHLB of Cincinnati, $3.5 million and none, respectively, of stock issued by the FHLB of Indianapolis, and $132.4 million and $120.9 million, respectively, of Federal Reserve Bank stock. Other securities also include corporate debt and marketable equity securities. Non-marketable equity securities are valued at amortized cost. At September 30, 2012 and December 31, 2011, Huntington did not have any material equity positions in FNMA or FHLMC.

The following tables provide amortized cost, fair value, and gross unrealized gains and losses recognized in accumulated other comprehensive income by investment category at September 30, 2012 and December 31, 2011.

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
September 30, 2012
U.S. Treasury	$51,788	$783	$—	$52,571
Federal agencies:
Mortgage-backed securities	4,449,909	118,918	(225)	4,568,602
Other agencies	352,799	11,350	(2)	364,147
Total U.S. Government backed securities	4,854,496	131,051	(227)	4,985,320
Municipal securities	460,693	14,960	(28)	475,625
Private-label CMO	80,505	1,091	(5,814)	75,782
Asset-backed securities	1,078,787	15,768	(120,936)	973,619
Covered bonds	282,448	9,517	—	291,965
Corporate debt	640,457	13,509	(677)	653,289
Other securities	322,657	360	(49)	322,968
Total available-for-sale and other securities	$7,720,043	$186,256	$(127,731)	$7,778,568

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2011
U.S. Treasury	$52,282	$922	$—	$53,204
Federal agencies:
Mortgage-backed securities	4,378,623	88,266	(1,997)	4,464,892
Other agencies	724,726	10,821	(3)	735,544
Total U.S. Government backed securities	5,155,631	100,009	(2,000)	5,253,640
Municipal securities	394,862	12,889	(25)	407,726
Private-label CMO	84,598	347	(12,581)	72,364
Asset-backed securities	1,100,290	3,925	(137,127)	967,088
Covered bonds	510,937	860	(7,752)	504,045
Corporate debt	533,306	891	(5,314)	528,883
Other securities	344,330	219	(281)	344,268
Total available-for-sale and other securities	$8,123,954	$119,140	$(165,080)	$8,078,014

31

The following tables provide detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities have been in a continuous loss position, at September 30, 2012 and December 31, 2011.

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
September 30, 2012
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies:
Mortgage-backed securities	11,543	(110)	38,500	(115)	50,043	(225)
Other agencies	1,416	(2)	—	—	1,416	(2)
Total U.S. Government backed securities	12,959	(112)	38,500	(115)	51,459	(227)
Municipal securities	27,851	(28)	—	—	27,851	(28)
Private-label CMO	24,092	—	36,014	(5,814)	60,106	(5,814)
Asset-backed securities	—	—	103,406	(120,936)	103,406	(120,936)
Covered bonds	—	—	—	—	—	—
Corporate debt	31,108	(64)	274,387	(613)	305,495	(677)
Other securities	—	—	1,409	(49)	1,409	(49)
Total temporarily impaired securities	$96,010	$(204)	$453,716	$(127,527)	$549,726	$(127,731)

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(dollar amounts in thousands )	Value	Losses	Value	Losses	Value	Losses
December 31, 2011
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies:
Mortgage-backed securities	417,614	(1,997)	—	—	417,614	(1,997)
Other agencies	3,070	(3)	—	—	3,070	(3)
Total U.S. Government backed securities	420,684	(2,000)	—	—	420,684	(2,000)
Municipal securities	6,667	(1)	7,311	(24)	13,978	(25)
Private-label CMO	11,613	(48)	51,039	(12,533)	62,652	(12,581)
Asset-backed securities	252,671	(547)	113,663	(136,580)	366,334	(137,127)
Covered bonds	363,694	(7,214)	14,684	(538)	378,378	(7,752)
Corporate debt	237,401	(3,652)	198,338	(1,662)	435,739	(5,314)
Other securities	1,984	(16)	—	(265)	1,984	(281)
Total temporarily impaired securities	$1,294,714	$(13,478)	$385,035	$(151,602)	$1,679,749	$(165,080)

The following table is a summary of realized securities gains and losses for the three-month and nine-month periods ended September 30, 2012 and 2011:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Gross gains on sales of securities	$6,253	$174	$7,736	$16,532
Gross (losses) on sales of securities	(1,968)	(160)	(2,224)	(10,624)
Net gain on sales of securities	$4,285	$14	$5,512	$5,908

Alt-A Mortgage-Backed, Pooled-Trust-Preferred, and Private-Label CMO Securities

Our three highest risk segments of our investment portfolio are the Alt-A mortgage-backed, pooled-trust-preferred, and private-label CMO portfolios. The Alt-A mortgage-backed securities and pooled-trust-preferred securities are in the asset-backed securities portfolio. The performance of the underlying securities in each of these segments continued to reflect the economic environment. Each of these securities in these three segments is subjected to a rigorous review of its projected cash flows. These reviews are supported with analysis from independent third parties.

32

The following table presents the credit ratings for our Alt-A mortgage-backed, pooled-trust-preferred, and private label CMO securities as of September 30, 2012:

Credit Ratings of Selected Investment Securities (1)

(dollar amounts in thousands)			Credit Rating of Fair Value Amount
	Amortized
	Cost	Fair Value	AAA	AA +/-	A +/-	BBB +/-	<BBB-
Private-label CMO securities	$80,505	$75,782	$24,092	$—	$19,733	$4,593	$27,364
Alt-A mortgage-backed securities	29,805	27,351	—	27,351	—	—	—
Pooled-trust-preferred securities	197,382	78,926	—	—	21,053	—	57,873
Total at September 30, 2012	$307,692	$182,059	$24,092	$27,351	$40,786	$4,593	$85,237
Total at December 31, 2011	$342,867	$194,062	$1,045	$23,353	$52,935	$6,858	$109,871

(1)	Credit ratings reflect the lowest current rating assigned by a nationally recognized credit rating agency.

Negative changes to the above credit ratings would generally result in an increase of our risk-weighted assets, and a reduction to our regulatory capital ratios.

The following table summarizes the relevant characteristics of our pooled-trust-preferred securities portfolio, which are included in asset-backed securities, at September 30, 2012. Each security is part of a pool of issuers and supports a more senior tranche of securities except for the I-Pre TSL II, and MM Comm III securities which are the most senior class.

Trust Preferred Securities Data

September 30, 2012

(dollar amounts in thousands)							Actual
							Deferrals	Expected
							and	Defaults
						# of Issuers	Defaults	as a % of
					Lowest	Currently	as a % of	Remaining
		Amortized	Fair	Unrealized	Credit	Performing/	Original	Performing	Excess
Deal Name	Par Value	Cost	Value	Loss (2)	Rating (3)	Remaining (4)	Collateral	Collateral	Subordination (5)
Alesco II (1)	$41,645	$30,653	$9,486	$(21,167)	C	31/36	11%	15%	—%
Alesco IV (1)	21,407	8,242	471	(7,771)	C	29/40	18	24	—
ICONS	20,000	20,000	12,440	(7,560)	BB	23/24	3	14	45
I-Pre TSL II	30,803	30,723	21,053	(9,670)	A	23/25	5	13	74
MM Comm III	7,402	7,072	3,878	(3,194)	B	5/10	7	13	32
Pre TSL IX (1)	5,000	3,955	1,351	(2,604)	C	32/47	22	13	5
Pre TSL X (1)	18,157	9,914	4,979	(4,935)	C	34/51	31	17	—
Pre TSL XI (1)	25,601	22,307	7,923	(14,384)	C	41/62	29	17	—
Pre TSL XIII (1)	28,790	22,702	7,566	(15,136)	C	40/63	35	28	1
Reg Diversified (1)	25,500	6,908	365	(6,543)	D	23/44	46	20	—
Soloso (1)	12,500	3,906	554	(3,352)	C	40/65	30	20	—
Tropic III	31,000	31,000	8,860	(22,140)	CC	24/43	36	25	27
Total	$267,805	$197,382	$78,926	$(118,456)

(1)	Security was determined to have OTTI. As such, the book value is net of recorded credit impairment.
(2)	The majority of securities have been in a continuous loss position for 12 months or longer.
(3)	For purposes of comparability, the lowest credit rating expressed is equivalent to Fitch ratings even where the lowest rating is based on another nationally recognized credit rating agency.
(4)	Includes both banks and/or insurance companies.
(5)	Excess subordination percentage represents the additional defaults in excess of both current and projected defaults that the CDO can absorb before the bond experiences credit impairment. Excess subordinated percentage is calculated by (a) determining what percentage of defaults a deal can experience before the bond has credit impairment, and (b) subtracting from this default breakage percentage both total current and expected future default percentages.

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Security Impairment

Huntington evaluates its available-for-sale securities portfolio on a quarterly basis for indicators of OTTI. Huntington assesses whether OTTI has occurred when the fair value of a debt security is less than the amortized cost basis at period-end. Management reviews the amount of unrealized loss, the length of time the security has been in an unrealized loss position, the credit rating history, market trends of similar security classes, time remaining to maturity, and the source of both interest and principal payments to identify securities which could potentially be impaired. OTTI is considered to have occurred; (1) if Huntington intends to sell the security; (2) if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of the expected cash flows is not sufficient to recover all contractually required principal and interest payments.

For securities that Huntington does not expect to sell and it is not more likely than not to be required to sell, the OTTI is separated into credit and noncredit components. A discounted cash flow analysis, which includes evaluating the timing of the expected cash flows, is completed for all debt securities subject to credit impairment. The measurement of the credit loss component is equal to the difference between the debt security’s cost basis and the present value of its expected future cash flows discounted at the security’s effective yield. The credit-related OTTI, represented by the expected loss in principal, is recognized in noninterest income. The remaining difference between the security’s fair value and the present value of future expected cash flows is due to factors that are not credit-related and, therefore, are recognized in OCI. Huntington believes that it will fully collect the carrying value of securities on which noncredit-related impairment has been recognized in OCI. Noncredit-related OTTI results from other factors, including increased liquidity spreads and extension of the security. For securities which Huntington does expect to sell, or if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis, all OTTI is recognized in earnings. Presentation of OTTI is made in the Condensed Consolidated Statements of Income on a gross basis with a reduction for the amount of OTTI recognized in OCI. Once an OTTI is recorded, when future cash flows can be reasonably estimated, future cash flows are re-allocated between interest and principal cash flows to provide for a level-yield on the security.

Huntington applied the related OTTI guidance on the debt security types listed below.

Alt-A mortgage-backed and private-label CMO securities are collateralized by first-lien residential mortgage loans. The securities are valued by a third party specialist using a discounted cash flow approach and proprietary pricing model. The model uses inputs such as estimated prepayment speeds, losses, recoveries, default rates that are implied by the underlying performance of collateral in the structure or similar structures, discount rates that are implied by market prices for similar securities, collateral structure types, and house price depreciation / appreciation rates that are based upon macroeconomic forecasts.

Pooled-trust-preferred securities are CDOs backed by a pool of debt securities issued by financial institutions. The collateral generally consists of trust-preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies. A full cash flow analysis is used to estimate fair values and assess impairment for each security within this portfolio. A third party specialist with direct industry experience in pooled-trust-preferred security evaluations is engaged to provide assistance estimating the fair value and expected cash flows on this portfolio. The full cash flow analysis is completed by evaluating the relevant credit and structural aspects of each pooled-trust-preferred security in the portfolio, including collateral performance projections for each piece of collateral in the security and terms of the security’s structure. The credit review includes an analysis of profitability, credit quality, operating efficiency, leverage, and liquidity using available financial and regulatory information for each underlying collateral issuer. The analysis also includes a review of historical industry default data, current/near term operating conditions, and the impact of macroeconomic and regulatory changes.  Using the results of our analysis, we estimate appropriate default and recovery probabilities for each piece of collateral then estimate the expected cash flows for each security. The cumulative probability of default ranges from a low of 1% to 100%.

Many collateral issuers have the option of deferring interest payments on their debt for up to five years.  For issuers who are deferring interest, assumptions are made regarding the issuers ability to resume interest payments and make the required principal payment at maturity; the cumulative probability of default for these issuers currently ranges from 1% to 100%, and a 10% recovery assumption.  The fair value of each security is obtained by discounting the expected cash flows at a market discount rate, ranging from LIBOR plus 5.00% to LIBOR plus 16.25% as of 2012.  The market discount rate is determined by reference to yields observed in the market for similarly rated collateralized debt obligations, specifically high-yield collateralized loan obligations.  The relatively high market discount rate is reflective of the uncertainty of the cash flows and illiquid nature of these securities.  The large differential between the fair value and amortized cost of some of the securities reflects the high market discount rate and the expectation that the majority of the cash flows will not be received until near the final maturity of the security (the final maturities range from 2032 to 2035).

For the three-month and nine-month periods ended September 30, 2012 and 2011, the following table summarizes by security type the total OTTI losses recognized in the Unaudited Condensed Consolidated Statements of Income for securities evaluated for impairment as described above.

34

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Available-for-sale and other securities:
Alt-A Mortgage-backed	$—	$(131)	$—	$(361)
Pooled-trust-preferred	—	(204)	—	(3,410)
Private label CMO	(116)	(1,029)	(1,601)	(1,940)
Total debt securities	(116)	(1,364)	(1,601)	(5,711)
Equity securities	—	—	(5)	—
Total available-for-sale and other securities	$(116)	$(1,364)	$(1,606)	$(5,711)

The following table rolls forward the OTTI amounts recognized in earnings on debt securities held by Huntington for the three-month and nine-month periods ended September 30, 2012 and 2011 as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Balance, beginning of period	$57,152	$54,402	$56,764	$54,536
Reductions from sales/maturities	(7,848)	—	(8,945)	(4,481)
Credit losses not previously recognized	—	26	—	26
Additional credit losses	116	1,338	1,601	5,685
Balance, end of period	$49,420	$55,766	$49,420	$55,766

The fair values of these assets have been impacted by various market conditions. The unrealized losses were primarily the result of wider liquidity spreads on asset-backed securities and increased market volatility on non-agency mortgage and asset-backed securities that are collateralized by certain mortgage loans. In addition, the expected average lives of the asset-backed securities backed by trust-preferred securities have been extended, due to changes in the expectations of when the underlying securities would be repaid. The contractual terms and / or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington does not intend to sell, nor does it believe it will be required to sell these securities until the fair value is recovered, which may be maturity and; therefore, does not consider them to be other-than-temporarily impaired at September 30, 2012.

As of September 30, 2012, Management has evaluated all other investment securities with unrealized losses and all non-marketable securities for impairment and concluded no additional OTTI is required.

5. HELD-TO-MATURITY Securities

These are debt securities that Huntington has the intent and ability to hold until maturity. The debt securities are carried at amortized cost and adjusted for amortization of premiums and accretion of discounts using the interest method.

During the 2012 third quarter, Huntington transferred $278.7 million of federal agencies, mortgage-backed securities and other agency securities from the available-for-sale securities portfolio to the held-to-maturity securities portfolio. The securities were reclassified at fair value at the date of transfer. At the time of the transfer, less than $0.1 million of unrealized net gains were recognized in OCI.  The amounts in OCI will be recognized in earnings over the remaining life of the securities as an offset to the adjustment of yield in a manner consistent with the amortization of the premium on the same transferred securities, resulting in an immaterial impact on net income.

Additionally, during the 2012 third quarter, Huntington purchased $734.7 million of federal agencies, mortgage-backed securities which were classified directly into the held-to-maturity portfolio.

Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of held-to-maturity securities at September 30, 2012 and December 31, 2011.

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	September 30, 2012		December 31, 2011
	Amortized	Fair	Amortized	Fair
(dollar amounts in thousands)	Cost	Value	Cost	Value
Federal agencies: mortgage-backed securities:
Under 1 year	$—	$—	$—	$—
1-5 years	—	—	—	—
6-10 years	—	—	—	—
Over 10 years	1,506,139	1,548,303	640,551	660,186
Total Federal agencies: mortgage-backed securities	1,506,139	1,548,303	640,551	660,186
Other agencies:
Over 10 years	76,011	76,667	—	—
Total other agencies	76,011	76,667	—	—
Total U.S. Government backed agencies	1,582,150	1,624,970	640,551	660,186
Total held-to-maturity securities	$1,582,150	$1,624,970	$640,551	$660,186

The following table provides amortized cost, gross unrealized gains and losses, and fair value by investment category at September 30, 2012 and December 31, 2011:

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
September 30, 2012
Federal Agencies:
Mortgage-backed securities	$1,506,139	$42,164	$—	$1,548,303
Other agencies	76,011	656	—	76,667
Total U.S. Government backed securities	1,582,150	42,820	—	1,624,970
Total held-to-maturity securities	$1,582,150	$42,820	$—	$1,624,970

		Unrealized
	Amortized	Gross	Gross	Fair
(dollar amounts in thousands)	Cost	Gains	Losses	Value
December 31, 2011
Federal Agencies:
Mortgage-backed securities	$640,551	$19,652	$(17)	$660,186
Other agencies	—	—	—	—
Total U.S. Government backed securities	640,551	19,652	(17)	660,186
Total held-to-maturity securities	$640,551	$19,652	$(17)	$660,186

Security Impairment

Huntington evaluates the held-to-maturity securities portfolio on a quarterly basis for impairment. Impairment would exist when the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis at the balance sheet date. Under these circumstances, any OTTI would be recognized in earnings. As of September 30, 2012, Management has evaluated all held-to-maturity securities and concluded no OTTI existed in the portfolio.

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6. Loan sales and Securitizations

Residential Mortgage Loans

The following table summarizes activity relating to residential mortgage loans sold with servicing retained for the three-month and nine-month periods ended September 30, 2012 and 2011:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Residential mortgage loans sold with servicing retained	$889,769	$515,179	$2,746,068	$2,264,697
Pretax gains resulting from above loan sales (1)	30,195	12,737	83,849	57,982

(1)	Recorded in other noninterest income.

A MSR is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained. At initial recognition, the MSR asset is established at its fair value using assumptions consistent with assumptions used to estimate the fair value of existing MSRs. At the time of initial capitalization, MSRs are recorded using either the fair value method or the amortization method. The election of the fair value method or amortization method is made at the time each servicing asset is established and is based upon Management’s forward assumptions regarding interest rates. MSRs are included in accrued income and other assets. Any increase or decrease in the fair value of MSRs carried under the fair value method, as well as amortization or impairment of MSRs recorded using the amortization method, during the period is recorded as an increase or decrease in mortgage banking income, which is reflected in noninterest income in the Unaudited Condensed Consolidated Statements of Income.

The following tables summarize the changes in MSRs recorded using either the fair value method or the amortization method for the three-month and nine-month periods ended September 30, 2012 and 2011:

	Three Months Ended		Nine Months Ended
Fair Value Method:	September 30,		September 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Fair value, beginning of period	$45,061	$104,997	$65,001	$125,679
Change in fair value during the period due to:
Time decay (1)	(633)	(1,222)	(2,282)	(3,987)
Payoffs (2)	(3,043)	(4,614)	(11,334)	(15,013)
Changes in valuation inputs or assumptions (3)	(4,764)	(25,337)	(14,764)	(32,855)
Fair value, end of period:	$36,621	$73,824	$36,621	$73,824

(1)	Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.
(2)	Represents decrease in value associated with loans that paid off during the period.
(3)	Represents change in value resulting primarily from market-driven changes in interest rates and prepayment spreads.

	Three Months Ended		Nine Months Ended
Amortization Method:	September 30,		September 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Carrying value, beginning of period	$83,236	$84,742	$72,434	$70,516
New servicing assets created	7,725	4,572	26,081	24,549
Impairment (charge) / recovery	(14,779)	(14,057)	(13,886)	(14,057)
Amortization and other	(4,729)	(3,804)	(13,176)	(9,555)
Carrying value, end of period	$71,453	$71,453	$71,453	$71,453
Fair value, end of period	$71,453	$71,467	$71,453	$71,467

MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, the fair value of MSRs is estimated using a discounted future cash flow model. The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors. Changes in the assumptions used may have a significant impact on the valuation of MSRs.

MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly impacted by the level of prepayments. Huntington hedges the value of certain MSRs against changes in value attributable to changes in interest rates using a combination of derivative instruments and trading securities.

37

For MSRs under the fair value method, a summary of key assumptions and the sensitivity of the MSR value at September 30, 2012, and December 31, 2011, to changes in these assumptions follows:

	September 30, 2012				December 31, 2011
			Decline in fair value due to				Decline in fair value due to
			10%	20%			10%	20%
			adverse	adverse			adverse	adverse
(dollar amounts in thousands)	Actual		change	change	Actual		change	change
Constant prepayment rate	22.1%		$(2,768)	$(5,406)	20.11%		$(4,720)	$(9,321)
Spread over forward interest rate swap rates	1,291	bps	(1,314)	(2,628)	650	bps	(1,511)	(3,023)

For MSRs under the amortization method, a summary of key assumptions and the sensitivity of the MSR value at September 30, 2012, and December 31, 2011, to changes in these assumptions follows:

	September 30, 2012				December 31, 2011
			Decline in fair value due to				Decline in fair value due to
			10%	20%			10%	20%
			adverse	adverse			adverse	adverse
(dollar amounts in thousands)	Actual		change	change	Actual		change	change
Constant prepayment rate	19.65%		$(4,723)	$(9,105)	15.92%		$(3,679)	$(7,160)
Spread over forward interest rate swap rates	943	bps	(2,429)	(4,858)	953	bps	(2,605)	(5,211)

Total servicing fees included in mortgage banking income amounted to $11.3 million and $12.1 million for the three-month periods ended September 30, 2012 and 2011, respectively. For the nine-month periods ended September 30, 2012 and 2011, servicing fees totaled $34.7 million and $37.1 million, respectively.

Automobile Loans and Leases

In the 2012 first quarter, automobile loans totaling $1.3 billion were transferred to a trust in a securitization transaction in exchange for $1.3 billion of net proceeds. The securitization and resulting sale of all underlying securities qualified for sale accounting. As a result of this transaction, Huntington recognized a $23.0 million gain which is reflected in other noninterest income on the Condensed Consolidated Statement of Income and recorded a $19.9 million servicing asset which is reflected in accrued income and other assets on the Condensed Consolidated Balance Sheet.

$1.3 billion of automobile loans were transferred from the automobile loan portfolio to loans held for sale during the 2012 second quarter in preparation of a securitization that was completed in October 2012. The securitization and resulting sale of all underlying securities qualified for sale accounting. As a result of this transaction, in the 2012 fourth quarter, Huntington recognized a gain of approximately $17 million.

Huntington has retained servicing responsibilities on sold automobile loans and receives annual servicing fees and other ancillary fees on the outstanding loan balances. Automobile loan servicing rights are accounted for using the amortization method. A servicing asset is established at fair value at the time of the sale. The servicing asset is then amortized against servicing income. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools. Valuation calculations rely on the predicted payoff assumption and, if actual payoff is quicker than expected, then future value would be impaired.

Changes in the carrying value of automobile loan servicing rights for the three-month and nine-month periods ended September 30, 2012 and 2011, and the fair value at the end of each period were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Carrying value, beginning of period	$26,737	$49	$13,377	$97
New servicing assets created	2,854	16,039	22,737	16,039
Amortization and other	(3,912)	(743)	(10,435)	(791)
Carrying value, end of period	$25,679	$15,345	$25,679	$15,345
Fair value, end of period	$26,635	$16,039	$26,635	$16,039

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A summary of key assumptions and the sensitivity of the automobile loan servicing rights value at September 30, 2012, and December 31, 2011, to changes in these assumptions follows:

	September 30, 2012				December 31, 2011
			Decline in fair value due to				Decline in fair value due to
			10%	20%			10%	20%
			adverse	adverse			adverse	adverse
(dollar amounts in thousands)	Actual		change	change	Actual		change	change
Constant prepayment rate	1.17%		$(1,119)	$(1,971)	1.30%		$(362)	$(708)
Spread over forward interest rate swap rates	80	bps	(13)	(26)	NA	bps	NA	NA

Servicing income, net of amortization of capitalized servicing assets, amounted to $2.2 million and $0.3 million for the three-month periods ending September 30, 2012, and 2011, respectively. For the nine-month periods ended September 30, 2012 and 2011, servicing income, net of amortization of capitalized serving assets, amounted to $5.6 million and $1.0 million, respectively.

7. Goodwill and Other Intangible Assets

A rollforward of goodwill by business segment for the first nine-month period of 2012 was as follows:

	Retail &	Regional &
	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands)	Banking	Banking	AFCRE	WGH	Other	Consolidated
Balance, beginning of period	$286,824	$16,169	$—	$98,951	$42,324	$444,268
Adjustments	—	—	—	—	—	—
Balance, end of period	$286,824	$16,169	$—	$98,951	$42,324	$444,268

Goodwill is not amortized but is evaluated for impairment on an annual basis at October 1 of each year or whenever events or changes in circumstances indicate the carrying value may not be recoverable. No events or changes in circumstances since the October 1, 2011, annual impairment test were noted that would indicate it was more likely than not a goodwill impairment existed.

At September 30, 2012, and December 31, 2011, Huntington’s other intangible assets consisted of the following:

	Gross			Net
	Carrying		Accumulated	Carrying
(dollar amounts in thousands)	Amount		Amortization	Value

September 30, 2012
Core deposit intangible	$ 380,249	(1)	$(292,329)	$87,920
Customer relationship	104,574		(48,973)	55,601
Other	25,164		(24,881)	283
Total other intangible assets	$509,987		$(366,183)	$143,804

December 31, 2011
Core deposit intangible	$376,846		$(263,410)	$113,436
Customer relationship	104,574		(43,052)	61,522
Other	25,164		(24,820)	344
Total other intangible assets	$506,584		$(331,282)	$175,302

(1)	Includes $3,403 thousand related to the FDIC-assisted acquisition of Fidelity Bank on March 30, 2012.

The estimated amortization expense of other intangible assets for the remainder of 2012 and the next five years is as follows:

(dollar amounts	Amortization
in thousands)	Expense

2012	$11,967
2013	41,083
2014	36,368
2015	20,207
2016	6,993
2017	6,511

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8. OTHER COMPREHENSIVE INCOME

The components of other comprehensive income for the three-month and nine-month periods ended September 30, 2012 and 2011, were as follows:

	Three Months Ended
	September 30, 2012
	Tax (Expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$9,322	$(3,263)	$6,059
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	61,074	(21,608)	39,466
Less: Reclassification adjustment for net losses (gains) included in net income	(4,169)	1,459	(2,710)
Net change in unrealized holding gains (losses) on available-for-sale debt securities	66,227	(23,412)	42,815
Net change in unrealized holding gains (losses) on available-for-sale equity securities	(26)	9	(17)
Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	21,595	(7,568)	14,027
Less: Reclassification adjustment for net losses (gains) losses included in net income	(13,298)	4,665	(8,633)
Net change in unrealized gains (losses) on derivatives used in cash flow hedging relationships	8,297	(2,903)	5,394
Amortization of net actuarial loss and prior service cost included in net income	4,990	(1,747)	3,243
Total other comprehensive income	$79,488	$(28,053)	$51,435

	Three Months Ended
	September 30, 2011
	Tax (Expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$(4,362)	$1,527	$(2,835)
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	42,832	(15,180)	27,652
Less: Reclassification adjustment for net losses (gains) included in net income	1,350	(473)	877
Net change in unrealized holding gains (losses) on available-for-sale debt securities	39,820	(14,126)	25,694
Net change in unrealized holding gains (losses) on available-for-sale equity securities	(197)	69	(128)
Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	25,338	(8,868)	16,470
Less: Reclassification adjustment for net losses (gains) losses included in net income	(3,844)	1,345	(2,499)
Net change in unrealized gains (losses) on derivatives used in cash flow hedging relationships	21,494	(7,523)	13,971
Amortization of net actuarial loss and prior service cost included in net income	4,003	(1,401)	2,602
Total other comprehensive income	$65,120	$(22,981)	$42,139

	Nine Months Ended
	September 30, 2012
	Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	$15,574	$(5,451)	$10,123
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	92,436	(32,831)	59,605
Less: Reclassification adjustment for net losses (gains) included in net income	(3,906)	1,367	(2,539)
Net change in unrealized holding gains (losses) on available-for-sale debt securities	104,104	(36,915)	67,189
Net change in unrealized holding gains (losses) on available-for-sale equity securities	361	(126)	235
Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	5,139	(1,810)	3,329
Less: Reclassification adjustment for net losses (gains) losses included in net income	13,428	(4,689)	8,739
Net change in unrealized gains (losses) on derivatives used in cash flow hedging relationships	18,567	(6,499)	12,068
Amortization of net actuarial loss and prior service cost included in net income	14,968	(5,239)	9,729
Total other comprehensive income	$138,000	$(48,779)	$89,221

40

	Nine Months Ended
	September 30, 2011
	Tax (expense)
(dollar amounts in thousands)	Pretax	Benefit	After-tax
Noncredit-related impairment recoveries (losses) on debt securities not expected to be sold	11,079	(3,878)	7,201
Unrealized holding gains (losses) on available-for-sale debt securities arising during the period	132,575	(46,446)	86,129
Less: Reclassification adjustment for net losses (gains) included in net income	(197)	69	(128)
Net change in unrealized holding gains (losses) on available-for-sale debt securities	143,457	(50,255)	93,202
Net change in unrealized holding gains (losses) on available-for-sale equity securities	(145)	50	(95)
Unrealized gains (losses) on derivatives used in cash flow hedging relationships arising during the period	21,102	(7,374)	13,728
Less: Reclassification adjustment for net losses (gains) losses included in net income	3,795	(1,340)	2,455
Net change in unrealized gains (losses) on derivatives used in cash flow hedging relationships	24,897	(8,714)	16,183
Amortization of net actuarial loss and prior service cost included in net income	12,003	(4,201)	7,802
Total other comprehensive income	$180,212	$(63,120)	$117,092

Activity in accumulated other comprehensive income (loss), net of tax, for the nine-month periods ended September 30, 2012 and 2011, were as follows:

(dollar amounts in thousands)	Unrealized gains and (losses) on debt securities (1)	Unrealized gains and (losses) on equity securities	Unrealized gains and (losses) on cash flow hedging derivatives	Unrealized gains (losses) for pension and other post- retirement obligations	Total
Balance, December 31, 2010	$(101,290)	$(427)	$35,710	$(131,489)	$(197,496)
Period change	93,202	(95)	16,183	7,802	117,092
Balance, September 30, 2011	$(8,088)	$(522)	$51,893	$(123,687)	$(80,404)

Balance, December 31, 2011	$(29,267)	$(30)	$40,898	$(185,364)	$(173,763)
Period change	67,189	235	12,068	9,729	89,221
Balance, September 30, 2012	$37,922	$205	$52,966	$(175,635)	$(84,542)

(1) Amount at September 30, 2012 includes $0.2 million of net unrealized gains on securities transferred from the available-for-sale securities portfolio to the held-to-maturity securities portfolio. The net unrealized gains will be recognized in earnings over the remaining life of the security using the effective interest method.

9. SHAREHOLDERS’ EQUITY

Share Repurchase Program

On March 14, 2012, Huntington Bancshares Incorporated announced that the Federal Reserve did not object to Huntington's proposed capital actions included in Huntington's capital plan submitted to the Federal Reserve in January of this year. These actions included the potential repurchase of up to $182 million of common stock and a continuation of Huntington's current common dividend through the first quarter of 2013. Huntington's board of directors authorized a share repurchase program consistent with Huntington’s capital plan. During the three-month and nine-month periods ended September 30, 2012, Huntington repurchased a total of 3.7 million and 10.2 million shares of common stock, respectively, at a weighted average share price of $6.68 and $6.42, respectively. Huntington did not repurchase any shares of common stock during 2011.

10. Earnings Per Share

Basic earnings per share is the amount of earnings (adjusted for dividends declared on preferred stock) available to each share of common stock outstanding during the reporting period. Diluted earnings per share is the amount of earnings available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock options, restricted stock units and awards, distributions from deferred compensation plans, and the conversion of Huntington’s convertible preferred stock. Potentially dilutive common shares are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive. For diluted earnings per share, net income available to common shares can be affected by the conversion of Huntington’s convertible preferred stock. Where the effect of this conversion would be dilutive, net income available to common shareholders is adjusted by the associated preferred dividends and deemed dividend. The calculation of basic and diluted earnings per share for each of the three-month and nine-month periods ended September 30, 2012 and 2011, was as follows:

41

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands, except per share amounts)	2012	2011	2012	2011

Basic earnings per common share:
Net income	$167,767	$143,391	$473,743	$415,755
Preferred stock dividends	(7,983)	(7,703)	(24,016)	(23,110)
Net income available to common shareholders	$159,784	$135,688	$449,727	$392,645
Average common shares issued and outstanding	857,871	863,911	861,543	863,542
Basic earnings per common share	$0.19	$0.16	$0.52	$0.45
Diluted earnings per common share
Net income available to common shareholders	$159,784	$135,688	$449,727	$392,645
Effect of assumed preferred stock conversion	—	—	—	—
Net income applicable to diluted earnings per share	$159,784	$135,688	$449,727	$392,645
Average common shares issued and outstanding	857,871	863,911	861,543	863,542
Dilutive potential common shares:
Stock options and restricted stock units and awards	4,479	2,646	4,007	2,938
Shares held in deferred compensation plans	1,238	1,076	1,218	966
Conversion of preferred stock	—	—	—	—
Dilutive potential common shares:	5,717	3,722	5,225	3,904
Total diluted average common shares issued and outstanding	863,588	867,633	866,768	867,446
Diluted earnings per common share	$0.19	$0.16	$0.52	$0.45

For the three-month and nine-month periods ended September 30, 2012 and 2011, approximately 23.5 million and 25.2 million, respectively and 24.6 million, and 13.9 million, respectively, of options to purchase shares of common stock were not included in the computation of diluted earnings per share because the effect would be antidilutive.

11. SHARE-based Compensation

Huntington sponsors nonqualified and incentive share-based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Compensation costs are included in personnel costs on the Unaudited Condensed Consolidated Statements of Income. Stock options are granted at the closing market price on the date of the grant. Options granted typically vest ratably over three years or when other conditions are met. Options granted prior to May 2004 have a term of ten years. All options granted after May 2004 have a term of seven years.

Huntington uses the Black-Scholes option pricing model to value share-based compensation expense. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the estimated volatility of Huntington’s stock over the expected term of the option. The expected dividend yield is based on the dividend rate and stock price at the date of the grant.

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The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted for the three-month and nine-month periods ended September 30, 2012 and 2011.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Assumptions
Risk-free interest rate	0.87%	1.97%	1.10%	1.97%
Expected dividend yield	2.46	2.64	2.37	2.62
Expected volatility of Huntington's common stock	35.0	30.0	34.9	30.0
Expected option term (years)	6.0	6.0	6.0	6.0

Weighted-average grant date fair value per share	$1.68	$1.40	$1.79	$1.41

The following table illustrates total share-based compensation expense and related tax benefit for the three-month and nine-month periods ended September 30, 2012 and 2011:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Share-based compensation expense	$7,138	$6,463	$19,958	$13,986
Tax benefit	2,366	2,182	6,627	4,815

Huntington’s stock option activity and related information for the nine-month period ended September 30, 2012, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(amounts in thousands, except years and per share amounts)	Options	Price	Life (Years)	Value
Outstanding at January 1, 2012	27,205	$11.47
Granted	5,556	6.74
Exercised	(426)	4.25
Forfeited/expired	(5,470)	19.63
Outstanding at September 30, 2012	26,865	$8.94	4.7	$17,978
Vested and expected to vest at September 30, 2012 (1)	25,765	$9.05	4.6	$17,339
Exercisable at September 30, 2012	13,158	$11.75	3.3	$9,081

(1)	The number of options expected to vest includes an estimate of expected forfeitures.

The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the “in-the-money” option exercise price. For the nine-month periods ended September 30, 2012 and September 30, 2011, cash received for the exercises of stock options was $1.8 million and $0.4 million, respectively. The tax benefit realized from stock option exercises was $0.3 million and less than $0.1 million for each respective period.

Huntington also grants restricted stock, restricted stock units, performance share awards and other stock-based awards. Restricted stock units and awards are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period. Restricted stock awards provide the holder with full voting rights and cash dividends during the vesting period. Restricted stock units do not provide the holder with voting rights or cash dividends during the vesting period, but do accrue a dividend equivalent that is paid upon vesting, and are subject to certain service restrictions. Performance share awards are payable contingent upon Huntington achieving certain predefined performance objectives over the three-year measurement period. The fair value of these awards is the closing market price of Huntington’s common stock on the date of award.

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The following table summarizes the status of Huntington's restricted stock units and performance share awards as of September 30, 2012, and activity for the nine-month period ended September 30, 2012:

		Weighted-		Weighted-
		Average		Average
	Restricted	Grant Date	Performance	Grant Date
	Stock	Fair Value	Share	Fair Value
(amounts in thousands, except per share amounts)	Units	Per Share	Awards	Per Share
Nonvested at January 1, 2012	7,591	$6.09	—	$—
Granted	2,840	6.69	694	6.77
Vested	(1,090)	5.67	—	—
Forfeited	(291)	6.27	—	—
Nonvested at September 30, 2012	9,050	$6.32	694	$6.77

The weighted-average grant date fair value of nonvested shares granted for the nine-month periods ended September 30, 2012 and 2011, were $6.71 and $6.27, respectively. The total fair value of awards vested was $6.9 million and $8.7 million during the nine-month periods ended September 30, 2012, and 2011, respectively. As of September 30, 2012, the total unrecognized compensation cost related to nonvested awards was $35.8 million with a weighted-average expense recognition period of 1.7 years.

During the 2012 second quarter, shareholders approved the Huntington Bancshares Incorporated 2012 Long-Term Incentive Plan which authorized 51 million shares for future grants. Of the remaining 79 million shares of common stock authorized for issuance at September 30, 2012, 37 million were outstanding and 42 million were available for future grants. Huntington issues shares to fulfill stock option exercises and restricted stock units from available authorized shares. At September 30, 2012, Management believes there are adequate authorized shares available to satisfy anticipated stock option exercises and award releases in 2012.

12. Benefit Plans

Huntington sponsors the Plan, a non-contributory defined benefit pension plan covering substantially all employees hired or rehired prior to January 1, 2010. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than the amount deductible under the Internal Revenue Code. Although not required, Huntington made a $75 million contribution to the Plan in the third quarter of 2012.

In addition, Huntington has an unfunded defined benefit post-retirement plan that provides certain healthcare and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage. The employer paid portion of the post-retirement health and life insurance plan was eliminated for employees retiring on and after March 1, 2010. Eligible employees retiring on and after March 1, 2010, who elect retiree medical coverage, will pay the full cost of this coverage. Huntington will not provide any employer paid life insurance to employees retiring on and after March 1, 2010. Eligible employees will be able to convert or port their existing life insurance at their own expense under the same terms that are available to all terminated employees.

The following table shows the components of net periodic benefit expense of the Plan and the Post-Retirement Benefit Plan:

	Pension Benefits		Post Retirement Benefits
	Three Months Ended		Three Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Service cost	$6,217	$5,412	$—	$—
Interest cost	7,304	7,518	338	404
Expected return on plan assets	(11,432)	(10,822)	—	—
Amortization of transition asset	(1)	(1)	—	—
Amortization of prior service cost	(1,442)	(1,442)	(339)	(338)
Amortization of gains (losses)	6,739	5,873	(83)	(106)
Settlements	1,750	1,750	—	—
Benefit expense	$9,135	$8,288	$(84)	$(40)

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	Pension Benefits		Post Retirement Benefits
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Service cost	$18,651	$16,238	$—	$—
Interest cost	21,912	22,554	1,013	1,214
Expected return on plan assets	(34,297)	(32,468)	—	—
Amortization of transition asset	(3)	(3)	—	—
Amortization of prior service cost	(4,326)	(4,326)	(1,015)	(1,014)
Amortization of gains	20,218	17,621	(249)	(318)
Settlements	5,250	5,250	—	—
Benefit expense	$27,405	$24,866	$(251)	$(118)

The Bank, as trustee, held all Plan assets at September 30, 2012, and December 31, 2011. The Plan assets consisted of investments in a variety of Huntington mutual funds and Huntington common stock as follows:

	Fair Value
(dollar amounts in thousands)	September 30, 2012		December 31, 2011
Cash	$1,786	—%	$25	—%
Cash equivalents:
Huntington funds - money market	22,911	4	39,943	7
Fixed income:
Huntington funds - fixed income funds	107,122	17	174,615	32
Corporate obligations	124,530	19	—	—
U.S. Government Agencies	34,893	5	—	—
Equities:
Huntington funds	312,303	49	283,963	53
Huntington common stock	39,998	6	40,424	8
Fair value of plan assets	$643,543	100%	$538,970	100%

Investments of the Plan are accounted for at cost on the trade date and are reported at fair value. All of the Plan’s investments at September 30, 2012, are classified as Level 1 within the fair value hierarchy. In general, investments of the Plan are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investments, it is reasonably possible changes in the values of investments will occur in the near term and such changes could materially affect the amounts reported in the Plan assets.

The investment objective of the Plan is to maximize the return on Plan assets over a long time period, while meeting the Plan obligations. At September 30, 2012, Plan assets were invested 4% in cash and cash equivalents, 55% in equity investments, and 41% in bonds, with an average duration of 3.7 years on bond investments. Although it may fluctuate with market conditions, Management has targeted a long-term allocation of Plan assets of 20% to 50% in equity investments and 80% to 50% in bond investments. The allocation of Plan assets between equity investments and fixed income investments will change from time to time with the allocation to fixed income investments increasing as the funding level increases.

Huntington also sponsors other nonqualified retirement plans, the most significant being the SERP and the SRIP. The SERP provides certain former officers and directors, and the SRIP provides certain current and former officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law.

Huntington has a defined contribution plan that is available to eligible employees. Huntington matches participant contributions, up to the first 3% of base pay contributed to the Plan. Half of the employee contribution is matched on the 4th and 5th percent of base pay contributed to the Plan.

The following table shows the costs of providing the SERP, SRIP, and defined contribution plans:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in millions)	2012	2011	2012	2011
SERP & SRIP	$0.8	$0.7	$2.5	$2.1
Defined contribution plan	4.2	3.8	12.8	11.3
Benefit cost	$5.0	$4.5	$15.3	$13.4

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13.	Fair Values of assets and liabilities

Huntington follows the fair value accounting guidance under ASC 820 and ASC 825.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A three-level valuation hierarchy was established for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Transfers in and out of Level 1, 2, or 3 are recorded at fair value at the beginning of the reporting period.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Mortgage loans held for sale

Huntington elected to apply the fair value option for mortgage loans originated with the intent to sell which are included in loans held for sale. Mortgage loans held for sale are classified as Level 2 and are estimated using security prices for similar product types.

Available-for-sale securities and trading account securities

Securities accounted for at fair value include both the available-for-sale and trading portfolios. Huntington uses prices obtained from third party pricing services and recent trades to determine the fair value of securities. AFS and trading securities are classified as Level 1 using quoted market prices (unadjusted) in active markets for identical securities that Huntington has the ability to access at the measurement date. 1% of the positions in these portfolios are Level 1, and consist of U.S. Treasury securities and money market mutual funds. When quoted market prices are not available, fair values are classified as Level 2 using quoted prices for similar assets in active markets, quoted prices of identical or similar assets in markets that are not active, and inputs that are observable for the asset, either directly or indirectly, for substantially the full term of the financial instrument. 96% of the positions in these portfolios are Level 2, and consist of U.S. Government and agency debt securities, agency mortgage backed securities, asset-backed securities, municipal securities and other securities. For both Level 1 and Level 2 securities, management uses various methods and techniques to corroborate prices obtained from the pricing service, including reference to dealer or other market quotes, and by reviewing valuations of comparable instruments. If relevant market prices are limited or unavailable, valuations may require significant management judgment or estimation to determine fair value, in which case the fair values are classified as Level 3. 3% of our positions are Level 3, and consist of non-agency ALT-A asset-backed securities, private-label CMO securities, pooled-trust-preferred CDO securities and municipal securities. A significant change in the unobservable inputs for these securities may result in a significant change in the ending fair value measurement of these securities.

For non-agency ALT-A asset-backed securities, private-label CMO securities, and pooled-trust-preferred CDO securities the fair value methodology incorporates values obtained from proprietary discounted cash flow models provided by a third party. The modeling process for the ALT-A asset-backed securities and private-label CMO securities incorporates assumptions management believes market participants would use to value the security under current market conditions. The assumptions used include prepayment projections, credit loss assumptions, and discount rates, which include a risk premium due to liquidity and uncertainty that are based on both observable and unobservable inputs. Huntington validates the reasonableness of the assumptions by comparing the assumptions with market information. Huntington uses the discounted cash flow analysis, in conjunction with other relevant pricing information obtained from third party pricing services or broker quotes to establish the fair value that management believes is representative under current market conditions. The modeling of the fair value of the pooled-trust-preferred CDO's utilizes a similar methodology, with the probability of default ("PD") of each issuer being the most critical input. Management evaluates the PD assumptions provided to the third party pricing service by comparing the current PD to the assumptions used the previous quarter, actual defaults and deferrals in the current period, and trend data on certain financial ratios of the issuers. Huntington also evaluates the assumptions related to discount rates and prepayments. Each quarter, the Company seeks to obtain information on actual trades of securities with similar characteristics to further support our fair value estimates and our underlying assumptions. For purposes of determining fair value at September 30, 2012, the discounted cash flow modeling was the predominant input.

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Huntington utilizes the same processes to determine the fair value of investment securities classified as held-to-maturity for impairment evaluation purposes.

Automobile loans

Effective January 1, 2010, Huntington consolidated an automobile loan securitization that previously had been accounted for as an off-balance sheet transaction. As a result, Huntington elected to account for the automobile loan receivables and the associated notes payable at fair value per guidance supplied in ASC 825, “Financial Instruments”. The automobile loan receivables are classified as Level 3. The key assumptions used to determine the fair value of the automobile loan receivables included projections of expected losses and prepayment of the underlying loans in the portfolio and a market assumption of interest rate spreads. Certain interest rates are available from similarly traded securities while other interest rates are developed internally based on similar asset-backed security transactions in the market.

MSRs

MSRs do not trade in an active market with readily observable prices. Accordingly, the fair value of these assets is classified as Level 3. Huntington determines the fair value of MSRs using an income approach model based upon our month-end interest rate curve and prepayment assumptions. The model, which is operated and maintained by a third party, utilizes assumptions to estimate future net servicing income cash flows, including estimates of time decay, payoffs, and changes in valuation inputs and assumptions. Servicing brokers and other sources of information (e.g. discussion with other mortgage servicers and industry surveys) are used to obtain information on market practice and assumptions. On at least a quarterly basis, third party marks are obtained from at least one service broker. Huntington reviews the valuation assumptions against this market data for reasonableness and adjusts the assumptions if deemed appropriate. Any recommended change in assumptions and / or inputs are presented for review to the Mortgage Price Risk Subcommittee for final approval.

Derivatives

Derivatives classified as Level 1 consist of exchange traded options and forward commitments to deliver mortgage-backed securities which are valued using quoted prices. Asset and liability conversion swaps and options, and interest rate caps are classified as Level 2. These derivative positions are valued using a discounted cash flow method that incorporates current market interest rates. Derivatives classified as Level 3 consist primarily of interest rate lock agreements related to mortgage loan commitments. The determination of fair value includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan, which is a significant unobservable assumption. A significant increase or decrease in the external market price would result in a significantly higher or lower fair value measurement.

Securitization trust notes payable

Consists of certain securitization trust notes payable related to the automobile loan receivables measured at fair value. The notes payable are classified as Level 2 and are valued based on interest rates for similar financial instruments.

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Assets and Liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis at September 30, 2012 and December 31, 2011 are summarized below:

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	September 30, 2012
Assets
Loans held for sale	$—	$518,659	$—	$—	$518,659

Trading account securities:
U.S. Treasury securities	—	—	—	—	—
Federal agencies: Mortgage-backed	—	3,312	—	—	3,312
Federal agencies: Other agencies	—	25	—	—	25
Municipal securities	—	11,529	—	—	11,529
Other securities	77,029	75	—	—	77,104
	77,029	14,941	—	—	91,970

Available-for-sale and other securities:
U.S. Treasury securities	52,571	—	—	—	52,571
Federal agencies: Mortgage-backed	—	4,568,602	—	—	4,568,602
Federal agencies: Other agencies	—	364,147	—	—	364,147
Municipal securities	—	409,289	66,336	—	475,625
Private-label CMO	—	24,092	51,690	—	75,782
Asset-backed securities	—	867,342	106,277	—	973,619
Covered bonds	—	291,965	—	—	291,965
Corporate debt	—	653,289	—	—	653,289
Other securities	17,608	3,896	—	—	21,504
	70,179	7,182,622	224,303	—	7,477,104

Automobile loans	—	—	173,639	—	173,639
MSRs	—	—	36,621	—	36,621
Derivative assets	6,515	525,888	18,418	(108,411)	442,410
Liabilities
Securitization trust notes payable	—	—	—	—	—
Derivative liabilities	20,360	255,861	450	(95,616)	181,055
Other liabilities	—	—	—	—	—

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	December 31, 2011
Assets
Mortgage loans held for sale	$—	$343,588	$—	$—	$343,588

Trading account securities:
U.S. Treasury securities	—	—	—	—	—
Federal agencies: Mortgage-backed	—	5,541	—	—	5,541
Federal agencies: Other agencies	—	—	—	—	—
Municipal securities	—	8,147	—	—	8,147
Other securities	32,085	126	—	—	32,211
	32,085	13,814	—	—	45,899

Available-for-sale and other securities:
U.S. Treasury securities	53,204	—	—	—	53,204
Federal agencies: Mortgage-backed	—	4,464,892	—	—	4,464,892
Federal agencies: Other agencies	—	735,544	—	—	735,544
Municipal securities	—	312,634	95,092	—	407,726
Private-label CMO	—	—	72,364	—	72,364
Asset-backed securities	—	845,390	121,698	—	967,088
Covered bonds	—	504,045	—	—	504,045
Corporate debt	—	528,883	—	—	528,883
Other securities	53,619	4,134	—	—	57,753
	106,823	7,395,522	289,154	—	7,791,499
Automobile loans	—	—	296,250	—	296,250
MSRs	—	—	65,001	—	65,001
Derivative assets	4,886	485,428	6,770	(94,082)	403,002
Liabilities
Securitization trust notes payable	—	123,039	—	—	123,039
Derivative liabilities	12,245	246,132	6,939	—	265,316
Other liabilities	—	751	—	—	751

(1) Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle positive and negative positions and cash collateral held or placed with the same counterparties.

The tables below present a rollforward of the balance sheet amounts for the three-month and nine-month periods ended September 30, 2012 and 2011, for financial instruments measured on a recurring basis and classified as Level 3. The classification of an item as Level 3 is based on the significance of the unobservable inputs to the overall fair value measurement. However, Level 3 measurements may also include observable components of value that can be validated externally. Accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology.

48

	Level 3 Fair Value Measurements
	Three Months Ended September 30, 2012
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Opening balance	$45,061	$12,391	$78,151	$67,145	$119,674	$210,031
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total gains/losses for the period:
Included in earnings	(8,440)	7,481	—	93	39	(546)
Included in OCI	—	—	—	2,632	10,484	—
Purchases	—	—	—	—	—	—
Sales	—	—	—	(15,183)	(20,852)	—
Repayments	—	—	—	—	—	(35,846)
Issues	—	—	—	—	—	—
Settlements	—	(1,904)	(11,815)	(2,997)	(3,068)	—
Closing balance	$36,621	$17,968	$66,336	$51,690	$106,277	$173,639

Change in unrealized gains or losses for the period included in earnings (or changes in net assets) for assets held at end of the reporting date	$(8,440)	$5,577	$—	$2,632	$10,484	$(546)

	Level 3 Fair Value Measurements
	Three Months Ended September 30, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Opening balance	$104,997	$418	$123,800	$88,770	$165,742	$400,935
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total gains/losses for the period:
Included in earnings	(31,173)	7,557	—	(872)	(354)	(3,695)
Included in OCI	—	—	—	(2,543)	(9,874)	—
Purchases	—	—	—	—	—	—
Sales	—	—	—	—	—	—
Repayments	—	—	—	—	—	(52,711)
Issues	—	—	—	—	—	—
Settlements	—	(41)	(22,373)	(6,455)	(2,495)	—
Closing balance	$73,824	$7,934	$101,427	$78,900	$153,019	$344,529

Change in unrealized gains or losses for the period included in earnings (or changes in net assets) for assets held at end of the reporting date	$(31,173)	$7,516	$—	$(2,543)	$(9,874)	$(3,695)

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	Level 3 Fair Value Measurements
	Nine Months Ended September 30, 2012
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Opening balance	$65,001	$(169)	$95,092	$72,364	$121,698	$296,250
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total gains/losses for the period:
Included in earnings	(28,380)	13,702	—	(912)	(97)	(1,196)
Included in OCI	—	—	—	7,511	15,663	—
Purchases	—	—	—	—	—	—
Sales	—	—	—	(15,183)	(20,852)	—
Repayments	—	—	—	—	—	(121,415)
Issues	—	—	—	—	—	—
Settlements	—	4,435	(28,756)	(12,090)	(10,135)	—
Closing balance	$36,621	$17,968	$66,336	$51,690	$106,277	$173,639

Change in unrealized gains or losses for the period included in earnings (or changes in net assets) for assets held at end of the reporting date	$(28,380)	$11,084	$—	$7,511	$15,663	$(1,196)

	Level 3 Fair Value Measurements
	Nine Months Ended September 30, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Opening balance	$125,679	$966	$149,806	$121,925	$162,684	$522,717
Transfers into Level 3	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—
Total gains/losses for the period:
Included in earnings	(51,855)	7,264	—	(1,255)	(3,615)	(5,079)
Included in OCI	—	—	—	1,074	3,716	—
Purchases	—	—	1,760	—	—	—
Sales	—	—	—	(20,958)	—	—
Repayments	—	—	—	—	—	(173,109)
Issues	—	—	—	—	—	—
Settlements	—	(296)	(50,139)	(21,886)	(9,766)	—
Closing balance	$73,824	$7,934	$101,427	$78,900	$153,019	$344,529

Change in unrealized gains or losses for the period included in earnings (or changes in net assets) for assets held at end of the reporting date	$(51,855)	$6,968	$—	$769	$3,716	$(5,079)

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The table below summarizes the classification of gains and losses due to changes in fair value, recorded in earnings for Level 3 assets and liabilities for the three-month and nine-month periods ended September 30, 2012 and 2011:

	Level 3 Fair Value Measurements
	Three Months Ended September 30, 2012
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(8,440)	$7,481	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(116)	—	—
Interest and fee income	—	—	—	209	39	(1,451)
Noninterest income	—	—	—	—	—	905
Total	$(8,440)	$7,481	$—	$93	$39	$(546)

	Level 3 Fair Value Measurements
	Three Months Ended September 30, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(31,173)	$7,101	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(1,029)	(335)	—
Interest and fee income	—	—	—	157	(19)	(3,627)
Noninterest income	—	456	—	—	—	(68)
Total	$(31,173)	$7,557	$—	$(872)	$(354)	$(3,695)

	Level 3 Fair Value Measurements
	Nine Months Ended September 30, 2012
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(28,380)	$13,702	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(1,601)	—	—
Interest and fee income	—	—	—	689	(97)	(5,740)
Noninterest income	—	—	—	—	—	4,544
Total	$(28,380)	$13,702	$—	$(912)	$(97)	$(1,196)

	Level 3 Fair Value Measurements
	Nine Months Ended September 30, 2011
			Available-for-sale securities
					Asset-
		Derivative	Municipal	Private-	backed	Automobile
(dollar amounts in thousands)	MSRs	instruments	securities	label CMO	securities	loans
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(51,855)	$7,763	$—	$—	$—	$—
Securities gains (losses)	—	—	—	(1,941)	(3,771)	—
Interest and fee income	—	—	—	686	156	(8,852)
Noninterest income	—	(499)	—	—	—	3,773
Total	$(51,855)	$7,264	$—	$(1,255)	$(3,615)	$(5,079)

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Assets and liabilities under the fair value option

Huntington has elected the fair value option for certain loans in the held for sale portfolio. The following table presents the fair value and aggregate principal balance of loans held for sale under the fair value option.

	September 30, 2012			December 31, 2011
	Fair value	Aggregate		Fair value	Aggregate
	carrying	unpaid		carrying	unpaid
	amount	principal	Difference	amount	principal	Difference
Assets
Mortgage loans held for sale	518,659	487,042	31,617	343,588	328,641	14,947
Automobile loans	173,639	171,760	1,879	296,250	293,174	3,076
Liabilities
Securitization trust notes payable	—	—	—	123,039	121,016	2,023

The following tables present the net gains (losses) from fair value changes, including net gains (losses) associated with instrument specific credit risk for the three-month and nine-month periods ended September 30, 2012 and 2011.

	Net gains (losses) from fair value changes
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2012	2011	2012	2011

Assets
Mortgage loans held for sale	$9,224	$5,823	$12,913	$13,725
Automobile loans	(546)	(3,695)	(1,197)	(5,079)
Liabilities
Securitization trust notes payable	(101)	(2,485)	(2,023)	(6,102)

	Gains (losses) included
	in fair value changes associated
	with instrument specific credit risk
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Assets
Automobile loans	$1,137	$2,498	$3,715	$4,780

Assets and Liabilities measured at fair value on a nonrecurring basis

Certain assets and liabilities may be required to be measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition. These assets and liabilities are not measured at fair value on an on-going basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment. At September 30, 2012, assets measured at fair value on a nonrecurring basis were as follows:

Fair Value Measurements Using
		Quoted Prices	Significant	Significant	Total
		In Active	Other	Other	Gains/(Losses)
		Markets for	Observable	Unobservable	For the Nine
	Fair Value at	Identical Assets	Inputs	Inputs	Months Ended
(dollar amounts in thousands)	September 30, 2012	(Level 1)	(Level 2)	(Level 3)	September 30, 2012
Impaired loans	$129,312	$—	$—	$129,312	$(41,322)
Accrued income and other assets	54,206	—	—	54,206	(2,113)

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Periodically, Huntington records nonrecurring adjustments of collateral-dependent loans measured for impairment when establishing the ACL. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. Appraisals are generally obtained to support the fair value of the collateral and incorporate measures such as recent sales prices for comparable properties and cost of construction. In cases where the carrying value exceeds the fair value of the collateral less cost to sell, an impairment charge is recognized. At September 30, 2012, Huntington identified $129.3 million of impaired loans for which the fair value is recorded based upon collateral value. For the nine-month period ended September 30, 2012, nonrecurring fair value impairment of $41.3 million was recorded within the provision for credit losses.

Other real estate owned properties are initially valued based on appraisals and third party price opinions, less estimated selling costs. At September 30, 2012, Huntington had $54.2 million of OREO assets. For the nine-month period ended September 30, 2012, fair value losses of $2.1 million were recorded within noninterest expense.

Significant unobservable inputs for assets and liabilities measured at fair value on a recurring and nonrecurring basis

The table below presents quantitative information about the significant unobservable inputs for assets and liabilities measured at fair value on a recurring and nonrecurring basis at September 30, 2012.

Quantitative Information about Level 3 Fair Value Measurements
	Fair Value at		Significant
(dollar amounts in thousands, except net costs to service)	September 30, 2012	Valuation Technique	Unobservable Input	Range (Weighted Average)
MSRs	$36,621	Discounted cash flow	Constant prepayment rate (CPR)	10.0% - 34.0% (22.0%)
			Spread over forward interest rate swap rates	-603 - 4,552 (1,291)

Derivative assets	18,418	Consensus Pricing	Net market price	-1.0% - 11.7% (4.1%)
Derivative liabilities	450		Estimated Pull thru %	50.0% - 88.0% (69.0%)

Municipal securities	66,336	Discounted cash flow	Discount rate	0.6% - 7.0% (2.5%)

Private-label CMO	51,690	Discounted cash flow	Discount rate	3.1% - 8.8% (6.4%)
			Constant prepayment rate (CPR)	5.1% - 26.7% (14.9%)
			Probability of default	0.1% - 4.0% (1.3%)
			Loss Severity	0.0% - 64.0% (28.5%)

Asset-backed securities	106,277	Discounted cash flow	Discount rate	5.3% - 16.6% (9.4%)
			Constant prepayment rate (CPR)	5.1% - 9.8% (4.1%)
			Cumulative prepayment rate	0.0% - 100.0% (6.9%)
			Constant default	0.3% - 4.0% (2.3%)
			Cumulative default	0.8% - 100.0% (20.4%)
			Loss given default	85.0% - 100.0% (93.3%)
			Cure given deferral	0.0% - 100.0% (37.0%)
			Loss severity	20.0% - 72.0% (50.1%)

Automobile loans	173,639	Discounted cash flow	Absolute prepayment speed (ABS)	1.3%
			Discount rate	0.6% - 9.0% (4.1%)

Impaired loans	129,312	Appraisal value	NA	NA

Other real estate owned	54,206	Appraisal value	NA	NA

The following provides a general description of the impact of a change in an unobservable input on the fair value measurement and the interrelationship between unobservable inputs, where relevant/significant. Interrelationships may also exist between observable and unobservable inputs. Such relationships have not been included in the discussion below.

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A significant change in the unobservable inputs may result in a significant change in the ending fair value measurement of Level 3 instruments. In general, prepayment rates increase when market interest rates decline and decrease when market interest rates rise and higher prepayment rates generally result in lower fair values for MSR assets, Private-label CMO securities, Asset-backed securities, and automobile loans.

Credit loss estimates, such as probability of default, constant default, cumulative default, loss given default, cure given default, and loss severity, are driven by the ability of the borrowers to pay their loans and the value of the underlying collateral and are impacted by changes in macroeconomic conditions, typically increasing when economic conditions worsen and decreasing when conditions improve. An increase in the estimated prepayment rate typically results in a decrease in estimated credit losses and vice versa. Higher credit loss estimates generally result in lower fair values. Credit spreads generally increase when liquidity risks and market volatility increase and decrease when liquidity conditions and market volatility improve.

Discount rates and spread over forward interest rate swap rates typically increase when market interest rates increase and/or credit and liquidity risks increase and decrease when market interest rates decline and/or credit and liquidity conditions improve. Higher discount rates and credit spreads generally result in lower fair market values.

Net market price and pull through percentages generally increase when market interest rates increase and decline when market interest rates decline. Higher net market price and pull through percentages generally result in higher fair values.

Fair values of financial instruments

The following table provides the carrying amounts and estimated fair values of Huntington’s financial instruments that are carried either at fair value or cost at September 30, 2012 and December 31, 2011:

	September 30, 2012		December 31, 2011
	Carrying	Fair	Carrying	Fair
(dollar amounts in thousands)	Amount	Value	Amount	Value
Financial Assets:
Cash and short-term assets	$863,236	$863,236	$1,206,911	$1,206,911
Trading account securities	91,970	91,970	45,899	45,899
Loans held for sale	1,852,919	1,890,882	1,618,391	1,638,276
Available-for-sale and other securities	7,778,568	7,778,568	8,078,014	8,078,014
Held-to-maturity securities	1,582,150	1,624,970	640,551	660,186
Net loans and direct financing leases	39,471,275	37,944,350	37,958,955	36,669,829
Derivatives	442,410	442,410	403,002	403,002

Financial Liabilities:
Deposits	46,741,286	46,833,300	43,279,625	43,406,125
Short-term borrowings	1,259,771	1,252,276	1,441,092	1,429,717
Federal Home Loan Bank advances	9,406	9,406	362,972	362,972
Other long-term debt	185,613	182,703	1,231,517	1,232,975
Subordinated notes	1,306,273	1,285,493	1,503,368	1,410,392
Derivatives	181,055	181,055	265,316	265,316

The following table presents the level in the fair value hierarchy for the estimated fair values of only Huntington’s financial instruments that are not already on the Unaudited Condensed Consolidated Balance Sheets at fair value at September 30, 2012 and December 31, 2011:

	Estimated Fair Value Measurements at Reporting Date Using			Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	September 30, 2012

Financial Assets
Loans held for sale	$—	$—	$1,369,610	$1,369,610
Held-to-maturity securities	—	1,624,970	—	1,624,970
Net loans and direct financing leases	—	—	37,770,711	37,770,711
Financial liabilities
Deposits	—	39,291,228	7,542,072	46,833,300
Short-term borrowings	—	—	1,252,276	1,252,276
Other long-term debt	—	29,038	153,665	182,703
Subordinated notes	—	—	1,285,493	1,285,493

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	Estimated Fair Value Measurements at Reporting Date Using			Balance at
(dollar amounts in thousands)	Level 1	Level 2	Level 3	December 31, 2011

Financial Assets
Loans held for sale	$—	$—	$1,291,755	$1,291,755
Held-to-maturity securities	—	660,186	—	660,186
Net loans and direct financing leases	—	—	36,373,579	36,373,579
Financial liabilities
Deposits	—	35,049,194	8,356,931	43,406,125
Short-term borrowings	—	—	1,429,717	1,429,717
Other long-term debt	—	937,959	171,977	1,109,936
Subordinated notes	—	—	1,410,392	1,410,392

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, FHLB advances, and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters-of-credit generally have short-term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. Not all the financial instruments listed in the table above are subject to the disclosure provisions of ASC Topic 820.

Certain assets, the most significant being operating lease assets, bank owned life insurance, and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and nonmortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not included above. Accordingly, this fair value information is not intended to, and does not, represent Huntington’s underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by Management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

Held-to-maturity securities

Fair values are determined by using models that are based on security-specific details, as well as relevant industry and economic factors. The most significant of these inputs are quoted market prices, and interest rate spreads on relevant benchmark securities.

Loans and direct financing leases

Variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of expected losses and the credit risk associated in the loan and lease portfolio. The valuation of the loan portfolio reflected discounts that Huntington believed are consistent with transactions occurring in the marketplace.

Deposits

Demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

Debt

Fixed-rate, long-term debt is based upon quoted market prices, which are inclusive of Huntington’s credit risk. In the absence of quoted market prices, discounted cash flows using market rates for similar debt with the same maturities are used in the determination of fair value.

14. Derivative Financial Instruments

Derivative financial instruments are recorded in the Unaudited Condensed Consolidated Balance Sheet as either an asset or a liability (in accrued income and other assets or accrued expenses and other liabilities, respectively) and measured at fair value.

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Derivatives used in Asset and Liability Management Activities

A variety of derivative financial instruments, principally interest rate swaps, caps, floors, and collars are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting Huntington’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements. Huntington records derivatives at fair value, as further described in Note 13. Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate counterparty credit risk. At September 30, 2012 and December 31, 2011, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $16.7 million and $36.4 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.

At September 30, 2012, Huntington pledged $155.8 million of investment securities and cash collateral to counterparties, while other counterparties pledged $187.6 million of investment securities and cash collateral to Huntington to satisfy collateral netting agreements. In the event of credit downgrades, Huntington would not be required to provide additional collateral.

The following table presents the gross notional values of derivatives used in Huntington’s asset and liability management activities at September 30, 2012, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(dollar amounts in thousands )	Hedges	Hedges	Total
Instruments associated with:
Loans	$—	$8,411,800	$8,411,800
Deposits	691,875	—	691,875
Subordinated notes	598,000	—	598,000
Other long-term debt	35,000	—	35,000
Total notional value at September 30, 2012	$1,324,875	$8,411,800	$9,736,675

The following table presents additional information about the interest rate swaps used in Huntington’s asset and liability management activities at September 30, 2012:

		Average		Weighted-Average
	Notional	Maturity	Fair	Rate
(dollar amounts in thousands )	Value	(years)	Value	Receive	Pay
Asset conversion swaps
Receive fixed - generic	$7,961,000	2.5	$72,841	1.11%	0.53%
Pay fixed - generic	450,800	2.8	(3,413)	0.38	0.70
Total asset conversion swaps	8,411,800	2.5	69,428	1.07	0.53
Liability conversion swaps
Receive fixed - generic	1,324,875	3.4	119,368	2.88	0.50
Total liability conversion swaps	1,324,875	3.4	119,368	2.88	0.50
Total swap portfolio	$9,736,675	2.6	$188,796	1.31%	0.53%

These derivative financial instruments were entered into for the purpose of managing the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amounts resulted in an increase to net interest income of $28.8 million and $27.4 million for the three-month periods ended September 30, 2012, and 2011, respectively. For the nine-month periods ended September 30, 2012 and 2011, the net amounts resulted in an increase to net interest income of $81.2 million and $89.3 million, respectively.

In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $0.7 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $0.7 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.

In connection with the sale of Huntington's Class B Visa® shares, Huntington entered into a swap agreement with the purchaser of the shares. The swap agreement adjusts for dilution in the conversion ratio of Class B shares resulting from the Visa® litigation. At September 30, 2012, the fair value of the swap liability of $0.4 million is an estimate of the exposure liability based upon Huntington’s assessment of the probability-weighted potential Visa® litigation losses and certain fixed payments required to be made through the term of the swap.

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The following table presents the fair values at September 30, 2012 and December 31, 2011 of Huntington’s financial instruments. Amounts in the table below are presented gross without the impact of any net collateral arrangements.

Asset derivatives included in accrued income and other assets:

	September 30,	December 31,
(dollar amounts in thousands)	2012	2011
Interest rate contracts designated as hedging instruments	$188,796	$175,932
Interest rate contracts not designated as hedging instruments	337,092	309,496
Foreign exchange contracts not designated as hedging instruments	6,316	4,885
Total contracts	$532,204	$490,313

Liability derivatives included in accrued expenses and other liabilities

	September 30,	December 31,
(dollar amounts in thousands)	2012	2011
Interest rate contracts designated as hedging instruments	$—	$—
Interest rate contracts not designated as hedging instruments	256,306	252,962
Foreign exchange contracts not designated as hedging instruments	4,888	4,318
Total contracts	$261,194	$257,280

Fair value hedges are established to convert deposits and subordinated and other long-term debt from fixed-rate obligations to floating rate. The changes in fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item.

The following table presents the change in fair value for derivatives designated as fair value hedges as well as the offsetting change in fair value on the hedged item for the three-month and nine-month periods ended September 30, 2012 and 2011:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Interest rate contracts
Change in fair value of interest rate swaps hedging deposits (1)	$(417)	$2,922	$(852)	$3,831
Change in fair value of hedged deposits (1)	428	(2,870)	840	(3,949)
Change in fair value of interest rate swaps hedging subordinated notes (2)	2,448	41,170	8,207	46,407
Change in fair value of hedged subordinated notes (2)	(2,448)	(41,170)	(8,207)	(46,407)
Change in fair value of interest rate swaps hedging other long-term debt (2)	205	2,138	489	2,527
Change in fair value of hedged other long-term debt (2)	(205)	(2,138)	(489)	(2,527)

(1) Effective portion of the hedging relationship is recognized in Interest expense - deposits in the Unaudited Condensed Consolidated Statements of Income. Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Unaudited Condensed Consolidated Statements of Income.

(2) Effective portion of the hedging relationship is recognized in Interest expense - subordinated notes and other long-term debt in the Unaudited Condensed Consolidated Statements of Income. Any resulting ineffective portion of the hedging relationship is recognized in noninterest income in the Unaudited Condensed Consolidated Statements of Income.

For cash flow hedges, interest rate swap contracts were entered into that pay fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of its floating-rate debt to a fixed-rate debt. This reduces the potentially adverse impact of increases in interest rates on future interest expense. Other LIBOR-based commercial and industrial loans as well as investment securities were effectively converted to fixed-rate by entering into contracts that swap certain variable-rate interest payments for fixed-rate interest payments at designated times.

To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of OCI in the Unaudited Condensed Consolidated Statements of Shareholders’ Equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in noninterest income.

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The following table presents the gains and (losses) recognized in OCI and the location in the Unaudited Condensed Consolidated Statements of Income of gains and (losses) reclassified from OCI into earnings for the three-month and nine-month periods ended September 30, 2012 and 2011 for derivatives designated as effective cash flow hedges:

Derivatives in cash flow hedging relationships	Amount of gain or (loss) recognized in OCI on derivatives (effective portion) (after-tax)		Location of gain or (loss) reclassified from accumulated OCI into earnings (effective portion)	Amount of (gain) or loss reclassified from accumulated OCI into earnings (effective portion)
	Three Months Ended			Three Months Ended
	September 30,			September 30,
(dollar amounts in thousands)	2012	2011		2012	2011
Interest rate contracts
Loans	$14,027	$16,091	Interest and fee income - loans and leases	$(13,428)	$(3,851)
Investment Securities	—	379	Interest and fee income - investment securities	—	—
FHLB Advances	—	—	Interest expense - federal home loan bank advances	—	—
Deposits	—	—	Interest expense - deposits	—	—
Subordinated notes	—	—	Interest expense - subordinated notes and other long-term debt	130	7
Other long term debt	—	—	Interest expense - subordinated notes and other long-term debt	—	—
Total	$14,027	$16,470		$(13,298)	$(3,844)

Derivatives in cash flow hedging relationships	Amount of gain or (loss) recognized in OCI on derivatives (effective portion) (after-tax)		Location of gain or (loss) reclassified from accumulated OCI into earnings (effective portion)	Amount of (gain) or loss reclassified from accumulated OCI into earnings (effective portion)
	Nine Months Ended			Nine Months Ended
	September 30,			September 30,
(dollar amounts in thousands)	2012	2011		2012	2011
Interest rate contracts
Loans	$4,031	$12,880	Interest and fee income - loans and leases	$13,285	$3,776
Investment Securities	(702)	847	Interest and fee income - investment securities	—	—
FHLB Advances	—	—	Interest expense - federal home loan bank advances	—	—
Deposits	—	—	Interest expense - deposits	—	—
Subordinated notes	—	—	Interest expense - subordinated notes and other long-term debt	143	20
Other long term debt	—	—	Interest expense - subordinated notes and other long-term debt	—	—
Total	$3,329	$13,727		$13,428	$3,796

During the next twelve months, Huntington expects to reclassify to earnings $35.7 million of after-tax unrealized gains on cash flow hedging derivatives currently in OCI.

The following table details the gains and (losses) recognized in noninterest income on the ineffective portion on interest rate contracts for derivatives designated as cash flow hedges for the three-month and nine-month periods ended September 30, 2012 and 2011.

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	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollar amounts in thousands)	2012	2011	2012	2011

Derivatives in cash flow hedging relationships
Interest rate contracts
Loans	$(215)	$(261)	$(146)	$(147)
FHLB Advances	—	—	—	—

Derivatives used in trading activities

Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties. The credit risk to these customers is evaluated and included in the calculation of fair value.

The net fair values of these derivative financial instruments, for which the gross amounts are included in accrued income and other assets or accrued expenses and other liabilities at September 30, 2012 and December 31, 2011, were $62.4 million and $53.2 million, respectively. The total notional values of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives, were $22.6 billion and $10.6 billion at September 30, 2012 and December 31, 2011, respectively. Huntington’s credit risks from interest rate swaps used for trading purposes were $336.9 million and $309.5 million at the same dates, respectively.

Derivatives used in mortgage banking activities

Huntington also uses certain derivative financial instruments to offset changes in value of its MSRs. These derivatives consist primarily of forward interest rate agreements and forward mortgage securities. The derivative instruments used are not designated as hedges. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income. The following table summarizes the derivative assets and liabilities used in mortgage banking activities:

	September 30,	December 31,
(dollar amounts in thousands)	2012	2011

Derivative assets:
Interest rate lock agreements	$18,418	$6,770
Forward trades and options	199	1
Total derivative assets	18,617	6,771

Derivative liabilities:
Interest rate lock agreements	(5)	(109)
Forward trades and options	(15,472)	(7,927)
Total derivative liabilities	(15,477)	(8,036)
Net derivative asset (liability)	$3,140	$(1,265)

The total notional value of these derivative financial instruments at September 30, 2012 and December 31, 2011, was $1.8 billion and $1.7 billion, respectively. The total notional amount at September 30, 2012, corresponds to trading assets with a fair value of $20.2 million and trading liabilities with a fair value of less than $0.1 million. Total MSR hedging gains and (losses) for the three-month periods ended September 30, 2012 and 2011, were $15.4 million and $30.3 million, respectively and $33.0 million and $39.1 million for the nine-month periods ended September 30, 2012 and 2011, respectively. Included in total MSR hedging gains and losses for the three-month periods ended September 30, 2012 and 2011 were net gains and (losses) related to derivative instruments of $15.4 million and $30.2 million, respectively, and $33.0 million and $39.2 million for the nine-month periods ended September 30, 2012 and 2011, respectively. These amounts are included in mortgage banking income in the Unaudited Condensed Consolidated Statements of Income.

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15. VIEs

Consolidated VIEs

Consolidated VIEs at September 30, 2012, consisted of certain loan securitization trusts. These securitizations included automobile loan and lease securitization trusts formed in 2009 and 2006. Huntington has determined the trusts are VIEs. Huntington has concluded that it is the primary beneficiary of these trusts because it has the power to direct the activities of the entity that most significantly affect the entity's economic performance and it has either the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The following tables present the carrying amount and classification of the consolidated trusts’ assets and liabilities that were included in the Unaudited Condensed Consolidated Balance Sheets at September 30, 2012, and December 31, 2011:

	September 30, 2012
	2009	2006	Other
	Automobile	Automobile	Consolidated
(dollar amounts in thousands)	Trust	Trust	Trusts	Total
Assets:
Cash	$13,459	$42,333	$—	$55,792
Loans and leases	173,639	427,213	—	600,852
Allowance for loan and lease losses	—	(3,332)	—	(3,332)
Net loans and leases	173,639	423,881	—	597,520
Accrued income and other assets	738	1,661	287	2,686
Total assets	$187,836	$467,875	$287	$655,998

Liabilities:
Other long-term debt	$—	$28,543	$—	$28,543
Accrued interest and other liabilities	—	6	287	293
Total liabilities	$—	$28,549	$287	$28,836

	December 31, 2011
	2008	2009	2006	Other
	Automobile	Automobile	Automobile	Consolidated
(dollar amounts in thousands)	Trust	Trust	Trust	Trusts	Total
Assets:
Cash	$12,722	$18,212	$52,325	$—	$83,259
Loans and leases	131,563	296,250	704,345	—	1,132,158
Allowance for loan and lease losses	(1,118)	—	(5,987)	—	(7,105)
Net loans and leases	130,445	296,250	698,358	—	1,125,053
Accrued income and other assets	610	1,692	2,959	1,117	6,378
Total assets	$143,777	$316,154	$753,642	$1,117	$1,214,690

Liabilities:
Other long-term debt	$18,230	$123,039	$333,644	$—	$474,913
Accrued interest and other liabilities	40	298	88	419	845
Total liabilities	$18,270	$123,337	$333,732	$419	$475,758

The automobile loans and leases were designated to repay the securitized notes. Huntington services the loans and leases and uses the proceeds from principal and interest payments to pay the securitized notes during the amortization period. Huntington has not provided financial or other support that was not previously contractually required.

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Unconsolidated VIEs

The following tables provide a summary of the assets and liabilities included in Huntington’s Unaudited Condensed Consolidated Financial Statements, as well as the maximum exposure to losses, associated with its’ interests related to unconsolidated VIEs for which Huntington holds an interest, but is not the primary beneficiary, to the VIE at September 30, 2012, and December 31, 2011:

	September 30, 2012
(dollar amounts in thousands)	Total Assets	Total Liabilities	Maximum Exposure to Loss

2012 Automobile Trust	$14,625	$—	$14,625
2011 Automobile Trust	8,462	—	8,462
Tower Hill Securities, Inc.	89,158	65,000	89,158
Trust Preferred Securities	14,879	350,009	—
Low Income Housing Tax Credit Partnerships	371,891	136,386	371,891
Total	$499,015	$551,395	$484,136

	December 31, 2011
(dollar amounts in thousands)	Total Assets	Total Liabilities	Maximum Exposure to Loss

2011 Automobile Trust	$13,377	$—	$13,377
Tower Hill Securities, Inc.	90,514	65,000	90,514
Trust Preferred Securities	17,364	554,496	—
Low Income Housing Tax Credit Partnerships	376,098	157,754	376,098
Total	$497,353	$777,250	$479,989

2012 AUTOMOBILE TRUST and 2011 AUTOMOBILE TRUST

During the 2012 first quarter and 2011 third quarter, we transferred automobile loans totaling $1.3 billion and $1.0 billion, respectively, to trusts in securitization transactions. The securitizations and the resulting sale of all underlying securities qualified for sale accounting. Huntington has concluded that it is not the primary beneficiary of these trusts because it has neither the obligation to absorb losses of the entities that could potentially be significant to the VIEs nor the right to receive benefits from the entities that could potentially be significant to the VIEs. Huntington is not required and does not currently intend to provide any additional financial support to the trusts. Investors and creditors only have recourse to the assets held by the trusts. The interest Huntington holds in the VIEs relates to servicing rights which are included within accrued income and other assets of Huntington’s Unaudited Condensed Consolidated Balance Sheets. The maximum exposure to loss is equal to the carrying value of the servicing asset.

TOWER HILL SECURITIES, INC.

In 2010, we transferred approximately $92.1 million of municipal securities, $86.0 million in Huntington Preferred Capital, Inc. (Real Estate Investment Trust) Class E Preferred Stock and cash of $6.1 million to Tower Hill Securities, Inc. in exchange for $184.1 million of Common and Preferred Stock of Tower Hill Securities, Inc. The municipal securities and the REIT Shares will be used to satisfy $65.0 million of mandatorily redeemable securities issued by Tower Hill Securities, Inc. and are not available to satisfy the general debts and obligations of Huntington or any consolidated affiliates. The transfer was recorded as a secured financing. Interests held by Huntington consist of municipal securities within available for sale and other securities and Series B preferred securities within other long term debt of Huntington’s Unaudited Condensed Consolidated Balance Sheets. The maximum exposure to loss is equal to the carrying value of the municipal securities.

TRUST PREFERRED SECURITIES

Huntington has certain wholly-owned trusts whose assets, liabilities, equity, income, and expenses are not included within Huntington’s Unaudited Condensed Consolidated Financial Statements. These trusts have been formed for the sole purpose of issuing trust-preferred securities, from which the proceeds are then invested in Huntington junior subordinated debentures, which are reflected in Huntington’s Unaudited Condensed Consolidated Balance Sheet as subordinated notes. The trust securities are the obligations of the trusts, and as such, are not consolidated within Huntington’s Unaudited Condensed Consolidated Financial Statements. A list of trust preferred securities outstanding at September 30, 2012, follows:

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			Principal amount of	Investment in
			subordinated note/	unconsolidated
(dollar amounts in thousands)	Rate		debenture issued to trust (1)	subsidiary
Huntington Capital I	1.15	%(2)	$111,816	$6,186
Huntington Capital II	1.01	(3)	54,593	3,093
Sky Financial Capital Trust II	3.41	(4)	30,929	929
Sky Financial Capital Trust III	1.86	(5)	72,165	2,165
Sky Financial Capital Trust IV	1.86	(5)	74,320	2,320
Prospect Trust I	3.71	(6)	6,186	186
Total			$350,009	$14,879

(1)	Represents the principal amount of debentures issued to each trust, including unamortized original issue discount.
(2)	Variable effective rate at September 30, 2012, based on three month LIBOR + 0.70.
(3)	Variable effective rate at September 30, 2012, based on three month LIBOR + 0.625.
(4)	Variable effective rate at September 30, 2012, based on three month LIBOR + 2.95.
(5)	Variable effective rate at September 30, 2012, based on three month LIBOR + 1.40.
(6)	Variable effective rate at September 30, 2012, based on three month LIBOR + 3.25.

Each issue of the junior subordinated debentures has an interest rate equal to the corresponding trust securities distribution rate. Huntington has the right to defer payment of interest on the debentures at any time, or from time-to-time for a period not exceeding five years, provided that no extension period may extend beyond the stated maturity of the related debentures. During any such extension period, distributions to the trust securities will also be deferred and Huntington’s ability to pay dividends on its common stock will be restricted. Periodic cash payments and payments upon liquidation or redemption with respect to trust securities are guaranteed by Huntington to the extent of funds held by the trusts. The guarantee ranks subordinate and junior in right of payment to all indebtedness of the Company to the same extent as the junior subordinated debt. The guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by Huntington.

During the first nine-month period of 2012, Huntington redeemed $194.3 million of trust preferred securities. The trust preferred securities were redeemed at the redemption price (as a percentage of the liquidation amount) plus accrued and unpaid distributions to the redemption date. These redemptions were consistent with the capital plan we submitted to the Federal Reserve, were funded from our existing cash and resulted in a net gain of $0.8 million.

Additionally, in October 2012, Huntington redeemed $36.0 million of trust preferred securities. The trust preferred securities were redeemed at par value. These redemptions were consistent with the capital plan we submitted to the Federal Reserve, were funded from our existing cash and resulted in no amount of either gain or loss.

LOW INCOME HOUSING TAX CREDIT PARTNERSHIPS

Huntington makes certain equity investments in various limited partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit (LIHTC) pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is to achieve a satisfactory return on capital, to facilitate the sale of additional affordable housing product offerings, and to assist in achieving goals associated with the Community Reinvestment Act. The primary activities of the limited partnerships include the identification, development, and operation of multi family housing that is leased to qualifying residential tenants. Generally, these types of investments are funded through a combination of debt and equity.

Huntington is a limited partner in each Low Income Housing Tax Credit Partnership. A separate unrelated third party is the general partner. Each limited partnership is managed by the general partner, who exercises full and exclusive control over the affairs of the limited partnership. The general partner has all the rights, powers and authority granted or permitted to be granted to a general partner of a limited partnership under the Ohio Revised Uniform Limited Partnership Act. Duties entrusted to the general partner of each limited partnership include, but are not limited to: investment in operating companies, company expenditures, investment of excess funds, borrowing funds, employment of agents, disposition of fund property, prepayment and refinancing of liabilities, votes and consents, contract authority, disbursement of funds, accounting methods, tax elections, bank accounts, insurance, litigation, cash reserve, and use of working capital reserve funds. Except for limited rights granted to consent to certain transactions, the limited partner(s) may not participate in the operation, management, or control of the limited partnership's business, transact any business in the limited partnership's name or have any power to sign documents for or otherwise bind the limited partnership. In addition, the general partner may only be removed by the limited partner(s) in the event the general partner fails to comply with the terms of the agreement and/or is negligent in performing its duties.

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Huntington believes the general partner of each limited partnership has the power to direct the activities which most significantly affect the performance of each partnership, therefore, Huntington has determined that it is not the primary beneficiary of any LIHTC partnership. Huntington uses the equity or effective yield method to account for its investments in these entities. These investments are included in accrued income and other assets. At September 30, 2012, and December 31, 2011, Huntington had net investment commitments of $371.9 million and $376.1 million, respectively, of which $361.6 million and $322.5 million, respectively, were funded. The unfunded portion is included in accrued expenses and other liabilities.

16. Commitments and Contingent Liabilities

Commitments to extend credit

In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the Unaudited Condensed Consolidated Financial Statements. The contractual amounts of these financial agreements at September 30, 2012, and December 31, 2011, were as follows:

	September 30,	December 31,
(dollar amounts in millions)	2012	2011

Contract amount represents credit risk:
Commitments to extend credit
Commercial	$9,002	$8,006
Consumer	6,145	5,904
Commercial real estate	746	610
Standby letters-of-credit	520	586

Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.

Standby letters-of-credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $1.4 million and $1.6 million at September 30, 2012, and December 31, 2011, respectively.

Through the Company’s credit process, Huntington monitors the credit risks of outstanding standby letters-of-credit. When it is probable that a standby letter-of-credit will be drawn and not repaid in full, losses are recognized in the provision for credit losses. At September 30, 2012, Huntington had $520 million of standby letters-of-credit outstanding, of which 80% were collateralized. Included in this $520 million total are letters-of-credit issued by the Bank that support securities that were issued by customers and remarketed by The Huntington Investment Company, the Company’s broker-dealer subsidiary.

Huntington uses an internal grading system to assess an estimate of loss on its loan and lease portfolio. This same loan grading system is used to monitor credit risk associated with standby letters-of-credit. Under this grading system as of September 30, 2012, approximately $69 million of the standby letters-of-credit were rated strong with sufficient asset quality, liquidity, and good debt capacity and coverage; approximately $395 million were rated average with acceptable asset quality, liquidity, and modest debt capacity; and approximately $56 million were rated substandard with negative financial trends, structural weaknesses, operating difficulties, and higher leverage.

Commercial letters-of-credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The goods or cargo being traded normally secures these instruments.

Commitments to sell loans

Huntington enters into forward contracts relating to its mortgage banking business to hedge the exposures from commitments to make new residential mortgage loans with existing customers and from mortgage loans classified as loans held for sale. At September 30, 2012, and December 31, 2011, Huntington had commitments to sell residential real estate loans of $866.9 million and $629.0 million, respectively. These contracts mature in less than one year.

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Income Taxes

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, city, and foreign jurisdictions. Federal income tax audits have been completed through 2007. The Company has appealed certain proposed adjustments resulting from the IRS examination of the 2006 and 2007 tax returns. Management believes the tax positions taken related to such proposed adjustments were correct and supported by applicable statutes, regulations, and judicial authority, and intend to vigorously defend them. In 2011, Management entered into discussions with the Appeals Division of the IRS. It is possible the ultimate resolution of the proposed adjustments, if unfavorable, may be material to the results of operations in the period it occurs. However, although no assurance can be given, Management believes the resolution of these examinations will not, individually or in the aggregate, have a material adverse impact on our consolidated financial position. In the 2011 third quarter, the IRS began its examination of our 2008 and 2009 consolidated federal income tax returns. Various state and other jurisdictions remain open to examination for tax years 2005 and forward.

Huntington accounts for uncertainties in income taxes in accordance with ASC 740, Income Taxes. At September 30, 2012, Huntington had gross unrecognized tax benefits of $6.2 million in income tax liability related to tax positions. Total interest accrued on the unrecognized tax benefits was $2.2 million as of September 30, 2012. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of the tax liabilities. However, any ultimate settlement is not expected to be material to the Unaudited Condensed Consolidated Financial Statements as a whole. Huntington recognizes interest and penalties on income tax assessments or income tax refunds in the financial statements as a component of provision for income taxes. Huntington does not anticipate the total amount of gross unrecognized tax benefits to significantly change within the next 12 months.

Litigation

The nature of Huntington’s business ordinarily results in a certain amount of claims, litigation, investigations, and legal and administrative cases and proceedings, all of which are considered incidental to the normal conduct of business. When the Company determines it has meritorious defenses to the claims asserted, it vigorously defends itself. The Company will consider settlement of cases when, in Management’s judgment, it is in the best interests of both the Company and its shareholders to do so.

On at least a quarterly basis, Huntington assesses its liabilities and contingencies in connection with outstanding legal proceedings utilizing the latest information available. For matters where it is probable the Company will incur a loss and the amount can be reasonably estimated, Huntington establishes an accrual for the loss. Once established, the accrual is adjusted as appropriate to reflect any relevant developments. For matters where a loss is not probable or the amount of the loss cannot be estimated, no accrual is established.

In certain cases, exposure to loss exists in excess of the accrual to the extent such loss is reasonably possible, but not probable. Management believes an estimate of the aggregate range of reasonably possible losses, in excess of amounts accrued, for current legal proceedings is from $0 to approximately $150.0 million at September 30, 2012. For certain other cases, Management cannot reasonably estimate the possible loss at this time. Any estimate involves significant judgment, given the varying stages of the proceedings (including the fact that many of them are currently in preliminary stages), the existence of multiple defendants in several of the current proceedings whose share of liability has yet to be determined, the numerous unresolved issues in many of the proceedings, and the inherent uncertainty of the various potential outcomes of such proceedings. Accordingly, Management’s estimate will change from time-to-time, and actual losses may be more or less than the current estimate.

While the final outcome of legal proceedings is inherently uncertain, based on information currently available, advice of counsel, and available insurance coverage, Management believes that the amount it has already accrued is adequate and any incremental liability arising from the Company’s legal proceedings will not have a material negative adverse effect on the Company's consolidated financial position as a whole. However, in the event of unexpected future developments, it is possible that the ultimate resolution of these matters, if unfavorable, may be material to the Company’s consolidated financial position in a particular period.

The following supplements the discussion of certain matters previously reported in Item 3 (Legal Proceedings) of the 2011 Form 10-K for events occurring through the date of this filing:

The Bank is a defendant in three lawsuits, which collectively may be material, arising from its commercial lending, depository, and equipment leasing relationships with Cyberco Holdings, Inc. (Cyberco), formerly based in Grand Rapids, Michigan. In November 2004, the Federal Bureau of Investigation and the IRS raided the Cyberco facilities and Cyberco's operations ceased. An equipment leasing fraud was uncovered, whereby Cyberco sought financing from equipment lessors and financial institutions, including the Bank, allegedly to purchase computer equipment from Teleservices Group, Inc. (Teleservices). Cyberco created fraudulent documentation to close the financing transactions while, in fact, no computer equipment was ever purchased or leased from Teleservices which proved to be a shell corporation.

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On June 22, 2007, a complaint was filed in the United States District Court for the Western District of Michigan (District Court) by El Camino Resources, Ltd, ePlus Group, Inc., and Bank Midwest, N.A., all of whom had lending relationships with Cyberco, against the Bank, alleging that Cyberco defrauded plaintiffs and converted plaintiffs' property through various means in connection with the equipment leasing scheme and alleges that the Bank aided and abetted Cyberco in committing the alleged fraud and conversion. The complaint further alleges that the Bank's actions entitle one of the plaintiffs to recover $1.9 million from the Bank as a form of unjust enrichment. In addition, plaintiffs claimed direct damages of approximately $32.0 million and additional consequential damages in excess of $20.0 million. On July 1, 2010, the District Court issued an Opinion and Order adopting in full a federal magistrate's recommendation for summary judgment in favor of the Bank on all claims except the unjust enrichment claim, and a partial summary judgment was entered on July 1, 2010. The Bank requested an opportunity to file a motion for summary judgment on the remaining unjust enrichment claim against it. A motion for reconsideration filed by the plaintiffs regarding the partial summary judgment was denied. Subsequently, in connection with a pre-motion conference, the District Court, in lieu of allowing the Bank to file a summary judgment motion, ordered the case to be tried in April 2012, in a one day bench trial, and entered a scheduling order governing all pretrial conduct. On February 6, 2012, the District Court dismissed the remaining count for unjust enrichment following a finding by the bankruptcy court that the plaintiff must pursue its rights, if any, with respect to that count in a bankruptcy court. The plaintiffs filed a notice of appeal on March 2, 2012, appealing the District Court’s judgment against them on the aiding and abetting and conversion claims. The plaintiffs appellants’ brief was filed in the Sixth Circuit Court of Appeals on May 17, 2012, and the Bank’s appellee’s brief was filed on July 16, 2012.

The Bank is also involved with the Chapter 7 bankruptcy proceedings of both Cyberco, filed on December 9, 2004, and Teleservices, filed on January 21, 2005. The Cyberco bankruptcy trustee commenced an adversary proceeding against the Bank on December 8, 2006, seeking over $70.0 million he alleges was transferred to the Bank. The Bank responded with a motion to dismiss and all but the preference claims were dismissed on January 29, 2008. The Cyberco bankruptcy trustee alleges preferential transfers in the amount of approximately $1.2 million. The Bankruptcy Court ordered the case to be tried in July 2012, and entered a pretrial order governing all pretrial conduct. The Bank filed a motion for summary judgment based on the Cyberco trustee seeking recovery in connection with the same alleged transfers as the Teleservices trustee in the case described below. The Court granted the motion in principal part and the parties stipulated to a full dismissal which was entered on June 19, 2012.

The Teleservices bankruptcy trustee filed an adversary proceeding against the Bank on January 19, 2007, seeking to avoid and recover alleged transfers that occurred in two ways: (1) checks made payable to the Bank to be applied to Cyberco's indebtedness to the Bank, and (2) deposits into Cyberco's bank accounts with the Bank. A trial was held as to only the Bank’s defenses in the 2010 fourth quarter. Subsequently, the trustee filed a summary judgment motion on her affirmative case, alleging the fraudulent transfers to the Bank totaled approximately $73.0 million and seeking judgment in that amount (which includes the $1.2 million alleged to be preferential transfers by the Cyberco bankruptcy trustee). On March 17, 2011, the Bankruptcy Court issued an Opinion determining the alleged transfers made to the Bank were not received in good faith from the time period of April 30, 2004, through November 2004, and that the Bank failed to show a lack of knowledge of the avoidability of the alleged transfers from September 2003, through April 30, 2004. The trustee then filed an amended motion for summary judgment on her affirmative case and a hearing was held on July 1, 2011.

On March 30, 2012, the Bankruptcy Court issued an Opinion on the trustee’s motion determining the Bank was the initial transferee of the checks made payable to it and was a subsequent transferee of all deposits into Cyberco’s accounts. The Bankruptcy Court ruled Cyberco’s deposits were themselves transfers to the Bank under the Bankruptcy Code, and the Bank was liable for both the checks and the deposits, totaling approximately $73.0 million. The Bankruptcy Court ruled the Bank may be entitled to a credit of approximately $4.0 million for the Cyberco trustee’s recoveries in preference actions filed against third parties that received payments from Cyberco within 90 days preceding Cyberco’s bankruptcy. Lastly, the Bankruptcy Court ruled that it will award prejudgment interest to the Teleservices trustee at a rate to be determined. A trial was held on these remaining issued on April 30, 2012, and the Bankruptcy Court issued a bench opinion on July 23, 2012. In that opinion, the Bankruptcy Court denied the Bank the $4.0 million credit, but ruled that approximately $0.9 million of deposits were either double-counted or were outside of the timeframe in which the Teleservices trustee can recover. The Bankruptcy Court’s recommended award will therefore be reduced by this $0.9 million. The Bankruptcy Court also ruled the interest rate specified in the federal statute governing post-judgment interest, which is based on treasury bill rates, will be the rate of interest for determining prejudgment interest. The rulings of the Bankruptcy Court in its March 2011, March 2012, and July 2012 opinions were not reduced to judgment by the Bankruptcy Court. Rather, the Bankruptcy Court filed a report and recommendation to the District Court for the Western District of Michigan on August 1, 2012. The parties each filed objections with supporting briefs. On October 11, 2012, the Bankruptcy Court delivered its report and recommendation along with the parties’ objections and responses to the District Court, which will conduct a de novo review of the fact findings and legal conclusions in the Bankruptcy Court’s opinions and issue its decision thereafter.

In the pending bankruptcy cases of Cyberco and Teleservices, the Bank moved to substantively consolidate the two bankruptcy estates, principally on the ground that Teleservices was the alter ego and a mere instrumentality of Cyberco at all times. On July 2, 2010, the Bankruptcy Court issued an Opinion denying the Bank's motions for substantive consolidation of the two bankruptcy estates. The Bank has appealed this ruling and the appeal is pending.

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On January 17, 2012, the Company was named a defendant in a putative class action filed on behalf of all 88 counties in Ohio against MERSCORP, Inc. and numerous other financial institutions that participate in the mortgage electronic registration system (MERS).  The complaint alleges that recording of mortgages and assignments thereof is mandatory under Ohio law and seeks a declaratory judgment that the defendants are required to record every mortgage and assignment on real property located in Ohio and pay the attendant statutory recording fees. The complaint also seeks damages, attorneys' fees and costs.  Although Huntington has not been named as a defendant in the other cases, similar litigation has been initiated against MERSCORP, Inc. and other financial institutions in other jurisdictions throughout the country.

17. PARENT COMPANY FINANCIAL STATEMENTS

The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	September 30,	December 31,
(dollar amounts in thousands)	2012	2011
Assets
Cash and cash equivalents	$893,644	$917,954
Due from The Huntington National Bank	314,281	616,565
Due from non-bank subsidiaries	89,156	188,732
Investment in The Huntington National Bank	4,632,783	4,073,722
Investment in non-bank subsidiaries	787,270	759,532
Accrued interest receivable and other assets	127,451	139,076
Total assets	$6,844,585	$6,695,581

Liabilities and Shareholders' Equity
Short-term borrowings	$—	$—
Long-term borrowings	700,009	899,779
Dividends payable, accrued expenses, and other liabilities	336,972	377,702
Total liabilities	1,036,981	1,277,481
Shareholders' equity (1)	5,807,604	5,418,100
Total liabilities and shareholders' equity	$6,844,585	$6,695,581

(1) See Huntington’s Condensed Consolidated Statements of Changes in Shareholders’ Equity.

	Three Months Ended		Nine Months Ended
Statements of Income	September 30,		September 30,
(dollar amounts in thousands)	2012	2011	2012	2011
Income
Dividends from
The Huntington National Bank	$—	$—	$—	$—
Non-bank subsidiaries	5,000	—	13,450	31,000
Interest from
The Huntington National Bank	8,523	20,248	32,112	60,644
Non-bank subsidiaries	1,280	2,007	4,505	6,962
Other	251	489	1,068	1,529
Total income	15,054	22,744	51,135	100,135

Expense
Personnel costs	11,186	10,251	31,387	24,581
Interest on borrowings	6,621	8,834	24,094	26,256
Other	10,784	14,692	25,632	34,722
Total expense	28,591	33,777	81,113	85,559

Income (loss) before income taxes and equity in undistributed net income of subsidiaries	(13,537)	(11,033)	(29,978)	14,576
Provision (benefit) for income taxes	(15,572)	(8,783)	(26,812)	(9,798)
Income (loss) before equity in undistributed net income of subsidiaries	2,035	(2,250)	(3,166)	24,374
Increase (decrease) in undistributed net income of:
The Huntington National Bank	168,314	143,140	469,274	402,040
Non-bank subsidiaries	(2,582)	2,501	7,635	(10,659)
Net income	$167,767	$143,391	$473,743	$415,755

Other comprehensive income (loss) (1)	51,435	42,139	89,221	117,092
Comprehensive income	$219,202	$185,530	$562,964	$532,847

(1) See Condensed Consolidated Statements of Comprehensive Income for other comprehensive income (loss) detail.

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	Nine Months Ended
Statements of Cash Flows	September 30,
(dollar amounts in thousands)	2012	2011

Operating activities
Net income	$473,743	$415,755
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of subsidiaries	(502,659)	(434,018)
Depreciation and amortization	197	549
Other, net	(25,494)	134,089
Net cash provided by (used for) operating activities	(54,213)	116,375

Investing activities
Repayments from subsidiaries	(31,347)	(28,415)
Advances to subsidiaries	453,625	99,023
Net cash provided by (used for) investing activities	422,278	70,608

Financing activities
Payment of borrowings	(199,770)	(5,100)
Dividends paid on stock	(127,136)	(50,152)
Repurchases of common stock	(65,303)	—
Redemption of Warrant to the Treasury	—	(49,100)
Other, net	(166)	(551)
Net cash provided by (used for) financing activities	(392,375)	(104,903)
Change in cash and cash equivalents	(24,310)	82,080
Cash and cash equivalents at beginning of period	917,954	615,167
Cash and cash equivalents at end of period	$893,644	$697,247

Supplemental disclosure:
Interest paid	$24,904	$26,256

18. SEGMENT REPORTING

We have four major business segments: Retail and Business Banking, Regional and Commercial Banking, Automobile Finance and Commercial Real Estate, and Wealth Advisors, Government Finance, and Home Lending. A Treasury / Other function includes our insurance business and other unallocated assets, liabilities, revenue, and expense.

Segment results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. A description of each segment and table of financial results is presented below.

Retail and Business Banking: The Retail and Business Banking segment provides a wide array of financial products and services to consumer and small business customers including but not limited to checking accounts, savings accounts, money market accounts, certificates of deposit, consumer loans, and small business loans and leases. Other financial services available to consumer and small business customers include investments, insurance services, interest rate risk protection products, foreign exchange hedging, and treasury management services. Huntington serves customers primarily through our traditional banking network of over 690 branches as well as our convenience branches located in grocery stores in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. In addition to our extensive branch network, customers can access Huntington through online banking, mobile banking, telephone banking, and over 1,300 ATMs.

Huntington has established a “Fair Play” banking philosophy and is building a reputation for meeting the banking needs of consumers in a manner which makes them feel supported and appreciated. In 2010, Huntington brought innovation to the checking account by providing consumers with a 24-hour grace period to correct a shortfall in an account and avoid the associated overdraft fees. Huntington believes customers are recognizing this and other efforts as key differentiators and it is earning us more customers and deeper relationships.

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Business Banking is a dynamic and growing part of Huntington’s business and we are committed to being the bank of choice for small businesses in our markets. Business Banking is defined as companies with revenues less than $15 million and consists of approximately 130,000 businesses. Huntington continues to develop products and services that are designed specifically to meet the needs of small business. Huntington continues to look for ways to help companies find solutions to their capital needs, from our program helping businesses that had struggled in the economic downturn but are now showing several quarters of profitability, to our participation in the Small Business Administration programs.

Regional and Commercial Banking: This segment provides a wide array of products and services to the middle market and large corporate client base located primarily within our core geographic banking markets. Huntington products in this segment include commercial lending, as well as depository and liquidity management products. Dedicated teams collaborate with our primary bankers to deliver complex and customized treasury management solutions, equipment and technology leasing, international services, capital markets services such as interest rate risk protection products, foreign exchange hedging and sales, trading of securities, mezzanine investment capabilities, and employee benefit programs (insurance, 401(k)). The Commercial Banking team specializes in serving a number of industry segments such as government entities, not-for-profit organizations, health-care entities, and large, publicly traded companies. Commercial bankers personally deliver these products and services directly and with cross-segment product partners. Huntington consistently strives to develop extensive relationships with clients creating defined relationship plans which identify needs and offer solutions.

The primary focus for Regional and Commercial Banking is our ability to gain a deeper relationship with our existing customers and to increase our market share through our unique customer solution strategy. This includes a comprehensive cross-sell approach to capture the untapped opportunities within our customer and prospect community. This strategy embodies a shift from credit-only focus, to a total customer solution approach with an increasing share-of-wallet.

The Regional and Commercial Banking business model includes eleven regional markets driven by local execution. These markets are supported by expertise in large corporate and middle market segments, by capabilities in treasury management and equipment finance, and by vertical strategies within the healthcare and not-for-profit industries.

The commercial portfolio includes a distribution across industries and segments which resembles the market demographics of our footprint. A strategic focus of Regional and Commercial Banking is to target underpenetrated markets within our footprint and capitalize on opportunities in industries such as not-for-profit and healthcare.

In addition, Regional and Commercial Banking expanded the leadership, investment, and capabilities for treasury management and equipment finance. With our investments in treasury management, Huntington differentiated itself through our implementation experience and the speed at which products and services are delivered to our customers. In equipment finance, Huntington distinguished itself through aggressive business development and local service delivery and by strategically aligning with our bank partners to drive market share.

Automobile Finance and Commercial Real Estate: This segment provides lending and other banking products and services to customers outside of our normal retail and commercial banking segments. Our products and services include financing for the purchase of automobiles by customers of automotive dealerships; financing for the purchase of new and used vehicle inventory by automotive dealerships; and financing for land, buildings, and other commercial real estate owned or constructed by real estate developers, automobile dealerships, or other customers with real estate project financing needs. Products and services are delivered through highly specialized relationship-focused bankers and our cross segment product partners. Huntington creates well-defined relationship plans which identify needs where solutions are developed and customer commitments are obtained.

The Automotive Finance team services automobile dealerships, its owners, and consumers buying automobiles through these dealerships. Huntington has provided new and used automobile financing and dealer services throughout the Midwest since the early 1950s. This consistency in the market and our focus on working with strong dealerships, has allowed us to expand into selected markets outside of the Midwest and to actively deepen relationships while building a strong reputation.

The Commercial Real Estate team serves professional real estate developers, REITs, and other customers with lending needs that are secured by commercial properties. Huntington has a clear focus on experienced, well-managed, well-capitalized top tier real estate developers who are capable of operating in all economic phases of the real estate industry. Most of our customers are located within our footprint.

Wealth Advisors, Government Finance, and Home Lending: This segment consists of our wealth management, government banking, and home lending businesses. In wealth management, Huntington provides financial services to high net worth clients in our primary banking markets and Florida. Huntington provides these services through a unified sales team, which consists of former private bankers, trust officers, and investment advisors; Huntington Asset Advisors, which provides investment management services; Huntington Asset Services, which offers administrative and operational support to fund complexes; and retirement plan services. Aligned with the eleven regional commercial banking markets, this coordinated service model delivers products and services directly and through the other segment product partners. A fundamental point of differentiation is our commitment to be in the market, working closely with clients and their other advisors to identify needs, offer solutions and provide ongoing advice in an optimal client experience.

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The Government Finance Group provides financial products and services to government and other public sector entities in our primary banking markets. A locally based team of relationship managers works with clients to meet their public finance, brokerage, trust, lending, and treasury management needs.

Home Lending originates and services consumer loans and mortgages for customers who are generally located in our primary banking markets. Consumer and mortgage lending products are primarily distributed through the Retail and Business Banking segment, as well as through commissioned loan originators. Closely aligned, our Community Development group serves an important role as it focuses on delivering on our commitment to the communities Huntington serves.

The segment also includes the related businesses of investment management, investment servicing, custody, and corporate trust and retirement plan services. Huntington Asset Advisors provides investment management services through a variety of internal and external channels, including advising the Huntington Funds, our proprietary family of funds. Huntington Asset Services offers administrative and operational support to fund complexes, including fund accounting, transfer agency, administration, and distribution services. Our retirement plan services business offers fully bundled and third party distribution of a variety of qualified and non-qualified plan solutions.

Listed below is certain operating basis financial information reconciled to Huntington’s September 30, 2012, December 31, 2011, and September 30, 2011, reported results by business segment:

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	Three Months Ended September 30,
	Retail &	Regional &
Income Statements	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands )	Banking	Banking	AFCRE	WGH	Other	Consolidated

2012
Net interest income	$213,270	69,995	89,573	48,181	9,279	$430,298
Provision for credit losses	38,347	4,933	(13,948)	7,672	—	37,004
Noninterest income	99,751	33,320	10,000	82,139	35,857	261,067
Noninterest expense	252,241	50,660	38,437	95,049	21,916	458,303
Income taxes	7,852	16,703	26,279	9,659	(32,202)	28,291
Net income	$14,581	$31,019	$48,805	$17,940	$55,422	$167,767

2011
Net interest income	$229,613	61,320	94,380	49,381	(28,216)	$406,478
Provision for credit losses	36,467	16,530	(19,979)	10,568	—	43,586
Noninterest income	110,756	34,030	28,362	54,565	30,846	258,559
Noninterest expense	246,454	50,623	40,348	92,416	9,277	439,118
Income taxes	20,107	9,869	35,831	337	(27,202)	38,942
Net income	$37,341	$18,328	$66,542	$625	$20,555	$143,391

	Nine Months Ended September 30,
	Retail &	Regional &
Income Statements	Business	Commercial			Treasury/	Huntington
(dollar amounts in thousands )	Banking	Banking	AFCRE	WGH	Other	Consolidated

2012
Net interest income	$656,216	202,116	266,765	143,396	7,976	$1,276,469
Provision for credit losses	103,233	42,542	(61,030)	23,185	—	107,930
Noninterest income	286,745	100,724	55,018	250,370	107,349	800,206
Noninterest expense	727,486	148,219	115,802	279,988	93,753	1,365,248
Income taxes	39,285	39,228	93,454	31,708	(73,921)	129,754
Net income	$72,957	$72,851	$173,557	$58,885	$95,493	$473,743

2011
Net interest income	$702,666	178,787	271,510	145,614	(84,432)	$1,214,145
Provision for credit losses	94,825	23,957	(30,050)	40,036	—	128,768
Noninterest income	311,598	94,657	57,886	187,443	99,687	751,271
Noninterest expense	705,201	143,040	125,652	265,161	59,172	1,298,226
Income taxes	74,983	37,256	81,828	9,751	(81,151)	122,667
Net income	$139,255	$69,191	$151,966	$18,109	$37,234	$415,755

	Assets at		Deposits at
	September 30,	December 31,	September 30,	December 31,
(dollar amounts in millions)	2012	2011	2012	2011

Retail & Business Banking	$14,318	$13,889	$28,220	$27,536
Regional & Commercial Banking	11,333	10,186	6,205	4,683
AFCRE	12,758	12,873	922	881
WGH	7,834	7,474	9,816	9,115
Treasury / Other	10,200	10,029	1,578	1,065
Total	$56,443	$54,451	$46,741	$43,280

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19. BUSINESS COMBINATIONS

On March 30, 2012, Huntington acquired the loans, deposits and certain other assets and liabilities of Fidelity Bank located in Dearborn, Michigan from the FDIC. Under the agreement, approximately $520.6 million of loans, a receivable of $95.9 million from the FDIC, and $155.0 million of other assets (primarily cash and due from banks and investment securities) were transferred to Huntington.  Assets acquired and liabilities assumed were recorded at fair value in accordance with ASC 805, “Business Combinations”. The fair values for loans were estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms (Level 3). This value was reduced by an estimate of probable losses and the credit risk associated with the loans. The fair values of deposits were estimated by discounting cash flows using interest rates currently being offered on deposits with similar maturities (Level 3). Additionally, approximately $712.5 million of deposits and $45.2 million of other borrowings were assumed. Huntington recognized an $11.4 million bargain purchase gain during the 2012 first quarter, which is included in other noninterest income. This amount is subject to revision, during the measurement period, if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of assets and liabilities as of that date.

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